UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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LANDEC CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON OCTOBER 19, 2017

TO THE STOCKHOLDERS OF LANDEC CORPORATION:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Landec Corporation (the “Company”) will be held on Thursday, October 19, 2017, at 12:00 p.m. local time, at Lifecore Biomedical, 3515 Lyman Blvd, Chaska, MN 55318 for the following purposes:

1.

To elect five directors to serve for a term expiring at the Annual Meeting of Stockholders held in the second year following the year of their election and until their successors are duly elected and qualified;

2.	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending May 27, 2018;

3.	To approve an amendment to the 2013 Stock Incentive Plan that increases the number of shares of Common Stock available for issuance by 1,000,000 shares.

4.	To approve a non-binding advisory proposal on executive compensation;

5.	To provide an advisory vote to determine whether a non-binding advisory vote on executive compensation should occur every one, two or three years, and

6.	To transact such other business as may properly come before the meeting or any postponement or adjournment(s) thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

Only stockholders of record at the close of business on August 21, 2017, are entitled to notice of and to vote at the meeting and any adjournment(s) thereof.

All stockholders are cordially invited to attend the meeting in person. However, to assure your representation at the meeting, you are urged to mark, sign, date, and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose or vote your shares by telephone or via the Internet.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Geoffrey P. Leonard

GEOFFREY P. LEONARD

Secretary

Menlo Park, California

August 23, 2017

IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE OR VOTE YOUR SHARES BY TELEPHONE OR VIA THE INTERNET. IF A QUORUM IS NOT REACHED, THE COMPANY MAY HAVE THE ADDED EXPENSE OF RE-ISSUING THESE PROXY MATERIALS. IF YOU ATTEND THE MEETING AND SO DESIRE, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON. THANK YOU FOR ACTING PROMPTLY.

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON OCTOBER 19, 2017

INFORMATION CONCERNING SOLICITATION AND VOTING

General

The enclosed proxy is solicited on behalf of the Board of Directors of Landec Corporation, a Delaware corporation (“Landec” or the “Company”), for use at the annual meeting of stockholders (the “Annual Meeting”) to be held on Thursday, October 19, 2017, at 12:00 p.m., local time, or at any postponement or adjournment thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at Lifecore Biomedical, 3515 Lyman Blvd, Chaska, MN 55318. The telephone number at that location is (952) 368-4300.

The Company’s principal executive offices are located at 3603 Haven Avenue, Menlo Park, California 94025. The Company’s telephone number at that location is (650) 306-1650.

Solicitation

These proxy solicitation materials are to be mailed on or about September 21, 2017 to all stockholders entitled to vote at the meeting. The costs of soliciting these proxies will be borne by the Company. These costs will include the expenses of preparing and mailing proxy materials for the Annual Meeting and the reimbursement of brokerage firms and others for their expenses incurred in forwarding solicitation material regarding the Annual Meeting to beneficial owners of the Company’s common stock, par value $0.001 per share (the “Common Stock”). The Company may conduct further solicitation personally, telephonically or by facsimile through its officers, directors and regular employees, none of whom will receive additional compensation for assisting with the solicitation.

Important Notice Regarding the Availability of Proxy Materials for the

Stockholder Meeting to Be Held on October 19, 2017.

This Proxy Statement and the Company’s Annual Report to Stockholders are available at

http://landec.com/proxy

You may also find a copy of this Proxy Statement and our Annual Report (with exhibits) on the SEC website at http://www.sec.gov. We will, upon written request and without charge, send you additional copies of our Annual Report (without exhibits) and this Proxy Statement. To request additional copies, please send your request by mail to Gregory S. Skinner, Chief Financial Officer, Landec Corporation, 3603 Haven Avenue, Menlo Park, CA 94025 (telephone number: (650) 306-1650). Exhibits to the Annual Report may be obtained upon written request to Mr. Skinner and payment of the Company’s reasonable expenses in furnishing such exhibits.

Voting Procedure

You may vote by mail.

To vote by mail, please sign your proxy card and return it in the enclosed, prepaid and addressed envelope. If you mark your voting instructions on the proxy card, your shares will be voted as you instruct.

You may vote in person at the Annual Meeting.

We will pass out written ballots to anyone who wants to vote at the Annual Meeting. Holding shares in “street name” means your shares of stock are held in an account by your stockbroker, bank or other nominee, and the stock certificates and record ownership are not in your name. If your shares are held in “street name” and you wish to attend the Annual Meeting, you must notify your broker, bank or other nominee and obtain proper documentation to vote your shares at the Annual Meeting.

You may vote by telephone or electronically.

You may submit your proxy by following the Vote by Phone instructions accompanying the proxy card. Also, you may vote online by following the Vote by Internet instructions accompanying the proxy card.

You may change your mind after you have returned your proxy card.

If you change your mind after you return your proxy card or submit your proxy by telephone or Internet, you may revoke your proxy at any time before the polls close at the Annual Meeting. You may do this by:

●	signing and returning another proxy card with a later date, or

●	voting in person at the Annual Meeting.

Voting

Holders of Common Stock are entitled to one vote per share.

Votes cast in person or by proxy at the Annual Meeting will be tabulated by the Inspector of Elections. The Inspector of Elections will also determine whether or not a quorum is present. A majority of the shares entitled to vote, represented either in person or by proxy, will constitute a quorum for the transaction of business. The Inspector of Elections will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum.

If a broker indicates on the enclosed proxy or its substitute that it has not received voting instructions with respect to shares held in “street name” with such broker and either (i) does not have discretionary authority as to certain shares to vote on a particular matter or (ii) has discretionary voting authority but nevertheless refrained from voting on the matter (“broker non-votes”), those shares will be counted for purposes of determining the presence of a quorum, but will not be considered as voting with respect to that matter.

Proposal No. 1 – Election of directors: Each director is elected by a majority of the votes cast with respect to such director. Any votes “withheld” for a particular director are effectively votes against that director. Shares present and not voted, whether by broker non-vote, abstention or otherwise, will have no effect on this vote.

Proposal No. 2 – Ratification of independent registered public accounting firm: This proposal must be approved by a majority of the shares present and voted on the proposal. Shares present and not voted, whether by broker non-vote, abstention or otherwise, will have no effect on this vote.

Proposal No. 3 – Approval of amendment to increase the number of shares in the 2013 Stock Incentive Plan. This proposal must be approved by shares representing a majority of the shares present and entitled to vote on the proposal. Shares present and not voted, whether by broker non-vote, abstention or otherwise, will have the same effect as a vote against this proposal.

Proposal No. 4 — Advisory (non-binding) vote on executive compensation: This advisory proposal will be approved if a majority of the shares present and voted on the proposal are voted in favor of the resolution. Shares present and not voted, whether by broker non-vote, abstention or otherwise, will have no effect on this advisory vote.

Proposal No. 5 — Advisory (non-binding) vote on frequency of votes on executive compensation: This advisory vote provides a choice among three frequency periods for future advisory votes on executive compensation (so-called, “say-on-pay” votes). The frequency period that receives the most votes (every one, two or three years) will be deemed to be the recommendation of the stockholders. As a result, any shares that are present and not voted, whether by broker non-vote, abstention or otherwise, will have no effect on the outcome of this advisory vote.

Any proxy which is returned using the form of proxy enclosed and which is not marked as to a particular item will be voted FOR the election of the director nominees proposed by the Board of Directors; FOR the ratification of the appointment of Ernst & Young LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending May 27, 2018; FOR the approval of the amendment to increase the number of shares in the Company’s 2013 Stock Incentive Plan, FOR the advisory vote on executive compensation; FOR holding the advisory vote on executive compensation every year; and as the proxy holders deem advisable on other matters that may come before the meeting or any adjournment(s) thereof, as the case may be, with respect to the item not marked. Broker non-votes will not be considered as voting with respect to these matters.

Record Date and Share Ownership

Only stockholders of record at the close of business on August 21, 2017, are entitled to notice of, and to vote at, the Annual Meeting. As of August 21, 2017, 27,506,712 shares of the Company’s Common Stock were issued and outstanding.

Deadline for Receipt of Stockholder Proposals for the Company’s Annual Meeting of Stockholders in 2018

If any stockholder desires to present a stockholder proposal at the Company’s 2018 Annual Meeting of Stockholders, such proposal must be received by the Secretary of the Company no later than May 15, 2018, in order that they may be considered for inclusion in the proxy statement and form of proxy relating to that meeting.

Householding of Proxy Materials

Some companies, brokers, banks, and other nominee record holders participate in a practice commonly known as “householding,” where a single copy of our Proxy Statement and Annual Report is sent to one address for the benefit of two or more stockholders sharing that address. Householding is permitted under rules adopted by the SEC as a means of satisfying the delivery requirements for proxy statements and annual reports, potentially resulting in extra convenience for stockholders and cost savings for companies. We will promptly deliver a separate copy of either document to you if you contact our Chief Financial Officer at the address listed above or call us at (650) 306-1650. If you are receiving multiple copies of our Proxy Statement and Annual Report at your household and wish to receive only one, please notify your bank, broker, or other nominee record holder, or contact our Chief Financial Officer at the address listed above.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Nominees

The Company’s Bylaws currently provide for no fewer than six (6) and no more than ten (10) directors, and the Company’s Certificate of Incorporation provides for the classification of the Board of Directors into two classes serving staggered terms. Each Class 1 and Class 2 director is elected for a two-year term, with the Class 2 directors elected in odd numbered years (e.g., 2017) and the Class 1 directors elected in even numbered years (e.g., 2018). Accordingly, at the Annual Meeting, five (5) Class 2 directors will be elected.

The Board of Directors has nominated the persons named below to serve as Class 2 directors until the 2019 Annual Meeting, at which their successors will be elected and qualified. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the Company’s five (5) nominees named below. In the event that any nominee of the Company is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them in such a manner as will assure the election of as many of the nominees listed below as possible, and, in such event, the specific nominees to be voted for will be determined by the proxy holders. Assuming a quorum is present, the five (5) nominees for director receiving at least a majority of votes cast at the Annual Meeting will be elected.

Class 2 Directors

Name of Director	Age	Principal Occupation	Director Since
Albert D. Bolles, Ph.D	60	Retired Executive Vice President and Chief Technical and Operations Officer, ConAgra Foods, Inc.	2014
Deborah Carosella	60	Retired Chief Executive Officer, Madhava Natural Sweetners	2017
Tonia Pankopf	49	Managing Partner, Pareto Advisors, LLC	2012
Robert Tobin	79	Retired Chief Executive Officer, Ahold, USA	2004
Molly A. Hemmeter	50	President and Chief Executive Officer of the Company	2015

Except as set forth below, each of the Class 2 directors has been engaged in the principal occupation set forth next to his or her name above during the past five years. There is no family relationship between any director and any executive officer of the Company.

Albert D. Bolles, Ph.D, has served as a director since May 2014. Dr. Bolles currently serves as Chairman of OnFood, a start-up company. Dr. Bolles served as the Executive Vice President and Chief Technical and Operations Officer of ConAgra Foods, Inc. (“ConAgra”) until his retirement in August 2015. Dr. Bolles led ConAgra’s Research, Quality & Innovation and Supply Chain organizations. He joined ConAgra in 2006 as Executive Vice President, Research, Quality & Innovation. Under his leadership, the ConAgra Research, Quality & Innovation team brought to market highly successful products that have led to substantial business growth. Prior to joining ConAgra, Dr. Bolles led worldwide research and development for PepsiCo Beverages and Foods. Dr. Bolles serves on several professional advisory boards, including the Grocery Manufacturers Association (GMA) Scientific Regulatory Committee, and is currently the chairman of the Trout Council/Food Science program which is an endowed scholarship fund at Michigan State University in the Department of Food Science and Human Nutrition. He has a Ph.D. and master's degree in food science and a bachelor's degree in microbiology, all from Michigan State University. He holds several patents and has won numerous awards for his contributions to the world of food science.

Dr. Bolles is a preeminent leader in food science and provides the Board of Directors with valuable areas of expertise in new product development, innovation, quality, and supply chain in the packaged consumer food business.

Ms. Carosella has served as s director since March 2017. Ms. Carosella has over 30 years’ experience in the consumer products goods industry, with particular expertise in branding, strategic marketing and innovation. Most recently she was CEO of Madhava Natural Sweeteners, a Boulder, Colorado-based natural and organic sweetener company. Prior to Madhava, Ms Carosella was Senior Vice President of Innovation and a member of the Executive Leadership Team at Whitewave/Dean Foods. She joined Whitewave/Dean Foods from Conagra Foods where she held various roles including Vice President General Manager and Vice President, Strategic Marketing with business unit and enterprise wide responsibilities. Ms Carosella began her career in the advertising, branding and innovation agency business, serving as President of her own agency after working for several years with large, multi-national agencies.

Ms. Carosella’s experience in consumer products and specifically in the areas of branding and new product development provides the Board of Directors and management with expertise that will be invaluable as the Company develops its new natural products business strategies.

Tonia Pankopf has served as a director since November 2012. Ms. Pankopf has been managing partner of Pareto Advisors, LLC since 2005. Previously, she was a senior analyst and managing director at Palladio Capital Management from January 2004 through April 2005. From 2001 to 2003, Ms. Pankopf served as an analyst and portfolio manager with P.A.W. Capital Partners, LP. Ms. Pankopf was a senior analyst and vice president at Goldman, Sachs & Co. from 1999 to 2001 and at Merrill Lynch & Co. from 1998 to 1999. From November 2003 until July 2017, she was a member of the board of directors of TICC Capital Corp, a business development company, having served on its Audit, Valuation, Nominating and Corporate Governance Committees and chairing its Compensation Committee. Ms. Pankopf served on the Board of the University System of Maryland Foundation from 2006 to 2012. Ms. Pankopf is a member of the NACD and is an NACD Board Leadership Fellow in recognition of her ongoing involvement in director professionalism and engagement with the director community. Ms. Pankopf received a Bachelor of Arts degree summa cum laude from the University of Maryland and an M.S. degree from the London School of Economics.

Ms. Pankopf’s extensive financial experience with technology and middle-market companies provides the Board of Directors with valuable insights of an experienced investment manager as well as knowledge of corporate governance issues.

Robert Tobin has served as a director since December 2004. Mr. Tobin retired from his position as Chief Executive Officer of Ahold USA, a food retailer, in 2001. Mr. Tobin has over 40 years of industry experience in the food retail and food service sectors, having served as Chairman and CEO of Stop and Shop Supermarkets. An industry leader, Mr. Tobin serves on the advisory boards of the College of Agriculture and Life Sciences and the Undergraduate Business Program at Cornell University where he received his B.S. in Agricultural Economics.

Mr. Tobin’s experience as the chief executive officer of food retailers and his knowledge of the food retail and food service sectors provide the Board of Directors with significant expertise with respect to issues facing the Company’s food business. In addition, Mr. Tobin’s service on advisory boards provides the Board of Directors with knowledge of the scientific issues that face Apio, Inc. (“Apio”).

Molly A. Hemmeter has been the Company’s President and Chief Executive Officer since October 15, 2015. Prior to that she served as the Chief Operating Officer of the Company from January 2014 to October 2015, prior to which she served as Chief Commercial Officer of the Company from December 2010 to January 2014 and Vice President, Business Development and Global Marketing of the Company from June 2009 to December 2010. From July 2006 until joining the Company in June 2009, Ms. Hemmeter was Vice President of Global Marketing and New Business Development for the Performance Materials division of Ashland, Inc., a global specialty chemicals company. Prior to joining Ashland, Inc., Ms. Hemmeter was Vice President of Strategy and Marketing for Siterra Corporation and Chief Marketing Officer for CriticalArc Technologies in the San Francisco Bay Area, both of which were privately held software startup companies that were eventually acquired by larger entities, and she previously held various positions at Bausch & Lomb and Eli Lilly and Company. Ms. Hemmeter received a B.E.S. and M.Eng. from the University of Louisville and an M.B.A. from Harvard University.

Ms. Hemmeter’s significant knowledge and understanding of the Company and its businesses, together with her extensive experience in operations, business development and marketing, has enabled Ms. Hemmeter to lead several of Landec’s significant growth initiatives. Ms. Hemmeter was an integral part of the teams that completed the acquisition of Lifecore in 2010, the financing of Windset Holdings 2010 Ltd. (“Windset”) in 2011, the acquisition of GreenLine Holding Company in 2012 and the acquisition of O Olive Oil, Inc. (“O Olive”) in 2017. More recently, Ms. Hemmeter was instrumental in creating and developing Apio’s line of salad kit products, the fastest growing products in Landec’s long history.

Nominees for Class 1 Directors Name of Director	Age	Principal Occupation	Director Since
Gary T. Steele	68	Retired Chief Executive Officer of the Company	1991
Frederick Frank	85	Chairman, Evolution Life Sciences Partners	1999
Steven Goldby	77	Partner, Venrock and Chairman of the Board of Directors of the Company	2008
Catherine A. Sohn, Pharma.D.	64	Retired Senior Executive, Glaxo Smith Kline plc	2012

Except as set forth below, each of the Class 1 directors has been engaged in the principal occupation set forth next to his or her name above during the past five years. There is no family relationship between any director and executive officer of the Company.

Gary T. Steele served as President and Chief Executive Officer of the Company until his retirement in October 2015. Mr. Steele has been a director since September 1991 and was Chairman of the Board of Directors from January 1996 until his retirement. Mr. Steele has over 30 years of experience in the biotechnology, instrumentation and material science fields. From 1985 to 1991, Mr. Steele was President and Chief Executive Officer of Molecular Devices Corporation, a bioanalytical instrumentation company. From 1981 to 1985, Mr. Steele was Vice President, Product Development and Business Development at Genentech, Inc., a biomedical company focusing on pharmaceutical drug development. Mr. Steele has also worked with McKinsey & Company and Shell Oil Company. Mr. Steele received a B.S. from Georgia Institute of Technology and an M.B.A. from Stanford University.

Mr. Steele’s significant knowledge and understanding of the Company and its businesses together with his extensive experience in building and growing technology companies provide the Board of Directors with significant insight into the Company’s businesses and operations.

Frederick Frank has served as director since December 1999. Mr. Frank is Chairman of the Board of Evolution Life Sciences Partners. Prior to joining Evolution Life Science Partners, Mr. Frank was Chairman of the Board of Burrill Securities. Prior to joining Burrill Securities, Mr. Frank was Vice Chairman of Peter J. Solomon Company (“Solomon”). Before joining Solomon, Mr. Frank was Vice Chairman of Lehman Brothers, Inc. (“Lehman”) and Barclays Capital. Before joining Lehman as a Partner in October 1969, Mr. Frank was co-director of research, as well as Vice President and Director of Smith Barney & Co. Incorporated. During his over 50 years on Wall Street, Mr. Frank has been involved in numerous financings and merger and acquisition transactions. He served on the Advisory Board of PDL BioPharma, and was a director for the Institute for Systems Biology and Pharmaceutical Product Development, Inc. Mr. Frank is Chairman of the National Genetics Foundation and he serves on the Advisory Boards for Yale School of Organization and Management and the Massachusetts Institute of Technology Center of Biomedical Innovation and was formerly an Advisory Member of the Johns Hopkins Bloomberg School of Public Health, and the Harvard School of Public Health. He is a graduate of Yale University, received an M.B.A. from Stanford University and is a Chartered Financial Analyst.

Mr. Frank has over 50 years of capital markets experience and has been involved in numerous financings, commercial transactions and mergers and acquisitions. As such, Mr. Frank provides the Board of Directors with extensive experience and knowledge with respect to transactions and financings in the public company context and corporate governance experience based on his experience as a director of public and non-public companies.

Steven Goldby has served as a director since December 2008 and Chairman of the Board of Directors in a non-executive capacity since October 2015. Mr. Goldby has been a Partner at Venrock, a venture capital firm, since 2007. Mr. Goldby was Chairman and Chief Executive Officer of Symyx Technologies, Inc. (“Symyx”) from 1998 to 2007; he became the Executive Chairman in 2008, and Chairman in 2009. Before joining Symyx, Mr. Goldby served as Chief Executive Officer for more than ten years at MDL Information Systems, Inc., the enterprise software company that pioneered scientific information management. Earlier, Mr. Goldby held various management positions at ALZA Corporation, including President of Alza Pharmaceuticals. Mr. Goldby received a B.S. degree in chemistry from the University of North Carolina and a law degree from Georgetown University Law Center.

Mr. Goldby’s extensive experience with biotechnology companies provides the Board of Directors with significant understanding of the technology issues facing the Company.

Catherine A. Sohn, Pharm. D. has served as a member of our board of directors since November 2012.  Dr. Sohn is the founder of Sohn Health Strategies, where since 2010 she has consulted for pharmaceutical, biotechnology, medical device and consumer healthcare companies in the areas of business strategy, business development and strategic product development.  She has been a member of the board of director of Jazz Pharmaceuticals plc, an international biopharmaceutical company, since July 2012.  From 1982 to 2010, she was with GlaxoSmithKline plc, an international pharmaceutical company, where she served most recently as Senior Vice President, Worldwide Business Development and Strategic Alliances in the $8 billion GSK Consumer Healthcare division.   Previously she was Vice President, Worldwide Strategic Product Development at SmithKline Beecham Pharmaceuticals plc.  Before that, she held a series of positions in U.S. Product Marketing, Pharmaceutical Business Development and Medical Affairs, at SmithKline Beecham and its predecessor company, SmithKline & French.  Dr. Sohn currently holds the position of Adjunct Professor at the University of California, San Francisco.  She received a Pharm.D. from the University of California, San Francisco.  She also received a Certificate of Professional Development from the Wharton School at the University of Pennsylvania.  Dr. Sohn was named Woman of the Year by the Healthcare Businesswomen's Association in 2003 and the UCSF Distinguished Alumnus in 2000. She is a Certified Licensing Professional and a National Association of Corporate Directors (NACD) Board Leadership Fellow.

With over 30 years of experience in health-related sectors, Dr. Sohn provides the Board of Directors with significant expertise in business development, strategic marketing and new product development within healthcare, which has a direct benefit to Landec’s wholly-owned biomedical subsidiary, Lifecore Biomedical, Inc. (“Lifecore”).

 Board of Directors Meetings and Committees

The Board of Directors held a total of five meetings during the fiscal year ended May 28, 2017. Each director attended at least 75% of all Board and applicable committee meetings during fiscal year 2017. The Board of Directors has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee, each of which operates under a written charter approved by the Board of Directors. The charter for each of the committees is available on the Company’s website (http://landec.com). The Board of Directors also has a Food Innovation Committee. It is our policy to encourage the members of the Board of Directors to attend the Company’s annual meeting of stockholders. All directors on the Board of Directors at the time attended our 2016 Annual Meeting of Stockholders.

The Audit Committee currently consists of Ms. Pankopf (Chairperson), Mr. Goldby and Mr. Tobin. In the determination of the Board of Directors, each of Ms. Pankopf, Mr. Goldby, and Mr. Tobin meets the independence requirements of the Securities and Exchange Commission (the “SEC”) and The Nasdaq Stock Market, LLC (“NASDAQ”). The Audit Committee assists the Board of Directors in its oversight of Company affairs relating to the quality and integrity of the Company’s financial statements, the qualifications and independence of the Company’s independent registered public accounting firm, the performance of the Company’s internal audit function and independent registered public accounting firm, and the Company’s compliance with legal and regulatory requirements. The Audit Committee is responsible for appointing, compensating, retaining and overseeing the Company’s independent registered public accounting firm, approving the services performed by the independent registered public accounting firm and reviewing and evaluating the Company’s accounting principles and its system of internal accounting controls. Rules adopted by the SEC require us to disclose whether the Audit Committee includes at least one member who is an “audit committee financial expert,” as that phrase is defined in SEC rules and regulations. The Board of Directors has determined that Ms. Pankopf and Mr. Goldby are “audit committee financial experts” within the meaning of applicable SEC rules. The Audit Committee held four meetings during fiscal year 2017. Please see the section entitled “Audit Committee Report” for further matters related to the Audit Committee. The Board has adopted a written charter for the Audit Committee. The Audit Committee reviews the charter annually for changes, as appropriate.

The Compensation Committee currently consists of Dr. Sohn (Chairperson), Mr. Frank and Dr. Bolles. In the determination of the Board of Directors, each of Dr. Sohn, Mr. Frank, and Dr. Bolles meets the current independence requirements of the SEC and NASDAQ. The function of the Compensation Committee is to review and set the compensation of the Company’s Chief Executive Officer and certain of the Company’s most highly compensated officers, including salary, bonuses and other cash incentive awards, and other forms of compensation, to administer the Company’s stock plans and approve stock equity awards, and to oversee the career development of senior management. The Compensation Committee held five meetings during fiscal year 2017.

The Nominating and Corporate Governance Committee currently consists of Mr. Frank (Chairperson), Mr. Tobin, Ms. Pankopf and Dr. Bolles, each of whom, in the determination of the Board of Directors, meets the current independence requirements of the SEC and NASDAQ. The functions of the Nominating and Corporate Governance Committee are to recommend qualified candidates for election as officers and directors of the Company and oversee the Company’s corporate governance policies. The Nominating and Corporate Governance Committee held two meetings during fiscal year 2017.

The Nominating and Corporate Governance Committee will consider director nominees proposed by current directors, officers, employees and stockholders. Any stockholder who wishes to recommend candidates for consideration by the Nominating and Corporate Governance Committee may do so by writing to the Secretary of the Company, Geoffrey P. Leonard of King & Spalding LLP, 101 Second Street, Suite 2300, San Francisco, CA 94105, and providing the candidate’s name, biographical data and qualifications. The Company does not have a formal policy regarding the consideration of director candidates recommended by stockholders. The Company believes this is appropriate because the Nominating and Corporate Governance Committee evaluates any such nominees based on the same criteria as all other director nominees. In selecting candidates for the Board of Directors, the Nominating and Corporate Governance Committee strives for a variety of experience and background that adds depth and breadth to the overall character of the Board of Directors. The Nominating and Corporate Governance Committee evaluates potential candidates using standards and qualifications such as the candidates’ business experience, independence, diversity, skills and expertise to collectively establish a number of areas of core competency of the Board of Directors, including business judgment, management and industry knowledge. Although the Nominating and Corporate Governance Committee does not have a formal policy on diversity, it believes that diversity is an important consideration in the composition of the Board of Directors, and it seeks to include Board members with diverse backgrounds and experiences. Further criteria include the candidates’ integrity and values, as well as the willingness to devote sufficient time to attend meetings and participate effectively on the Board of Directors and its committees.

The Food Innovation Committee currently consists of Dr. Bolles (Chairperson) and Ms. Carosella, each of whom, in the determination of the Board of Directors, meets the current independence requirements of the SEC and NASDAQ. The function of the Food Innovation Committee is to provide advice and make recommendations to the Board and to management with regard to food management, including new agricultural techniques, plant optimization strategies and new product development insights.  The function of the Food Innovation Committee further entails making possible changes to current practices within the Company’s food business and making recommendations concerning new areas for the Company to pursue. As Chairman of the Food Innovation Committee, Dr. Bolles spent approximately eight days during fiscal year 2017 on site at Apio or in teleconferences with the President of Apio and/or his executive team. Since joining the Board of Directors in March 2017, Ms. Carosella has worked closely with the CEO and senior marketing executives on the innovation and strategic marketing strategies for Apio for the coming year.

Corporate Governance

The Company provides information about its corporate governance policies, including the Company’s Code of Ethics, and charters for the Audit, Nominating and Corporate Governance, and Compensation Committees of the Board of Directors on the Corporate Governance page of its website. The website can be found at www.landec.com.

The Company’s policies and practices reflect corporate governance initiatives that are compliant with the listing requirements of NASDAQ and the corporate governance requirements of the Sarbanes-Oxley Act of 2002, including:

•	A majority of the members of the Board of Directors are independent;

•	All members of the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee and the Food Innovation Committee are independent;

•

The independent members of the Board of Directors meet at each board meeting, and at least twice per year, in executive sessions without the presence of management. The Board of Directors will designate a lead independent director or a non-executive Chairman of the Board who, among other duties, is responsible for presiding over executive sessions of the independent directors;

•

The Company has an ethics hotline available to all employees, and the Audit Committee has procedures in place for the anonymous submission of employee complaints regarding accounting, internal controls, or auditing matters; and

•

The Company has adopted a Code of Ethics that applies to all of its employees, including its principal executive officer and all members of its finance department, including the principal financial officer and principal accounting officer, as well as the Board of Directors. Any substantive amendments to the Code of Ethics or grant of any waiver, including any implicit waiver, from a provision of the Code of Ethics to the Company’s principal executive officer, principal financial officer or principal accounting officer, will be disclosed either on the Company’s website or in a report on Form 8-K.

Following a review of all relevant relationships and transactions between each director (including each director’s family members) and the Company, the Board has determined that each member of the Board or nominee for election to the Board, other than Mr. Steele and Ms. Hemmeter, is an independent director under applicable NASDAQ listing standards. Mr. Steele and Ms. Hemmeter do not meet the independence standards because Mr. Steele was an employee of the Company within the past three years and Ms. Hemmeter is currently an employee of the Company.

Leadership Structure of the Board of Directors

The Board of Directors believes that it is important to retain its flexibility to allocate the responsibilities of the positions of the Chairman of the Board (the “Chairman”) and Chief Executive Officer in the way that it believes is in the best interests of the Company. The Board of Directors does not have a formal policy with respect to whether the Chief Executive Officer should also serve as Chairman. Rather, the Board of Directors makes this decision based on its evaluation of current circumstances and the specific needs of the Company at any time it is considering either or both roles.

With the retirement of Mr. Steele as Chief Executive Officer and the election of Ms. Hemmeter as the Company’s new Chief Executive Officer in October 2015, the Board of Directors determined that the roles of Chairman and Chief Executive Officer should be separated and Mr. Goldby therefore assumed the role of non-executive Chairman in October 2015. The Board of Directors believes that the appointment of Mr. Goldby as non-executive Chairman allows the Chief Executive Officer, who also possesses significant business and industry knowledge, to lead and speak on behalf of both the Company and the Board of Directors, while also providing for effective independent oversight by non-management directors through a non-executive Chairman.

At each Board of Directors meeting, the non-executive Chairman presides over an executive session of the non-management directors without the presence of management. The non-executive Chairman also may call additional meetings of the non-management directors as he deems necessary. If the Board did not have a non-executive Chairman, the lead independent director would serve as a liaison between the Chairman and the non-management directors; advise the Chairman of the informational needs of the Board of Directors and approve information sent to the Board of Directors; and would be available for consultation and communication if requested by major stockholders.

The Board of Directors also adheres to sound corporate governance practices, as reflected in the Company’s corporate governance policies, which the Board of Directors believes has promoted, and continues to promote, the effective and independent exercise of Board leadership for the Company and its stockholders.

Stockholder Communications

Our Board of Directors welcomes communications from our stockholders. Stockholders and other interested parties may send communications to the Board of Directors, or the independent directors as a group, or to any director in particular, including the Chairman, c/o Gregory S. Skinner, Chief Financial Officer, Landec Corporation, 3603 Haven Avenue, Menlo Park, CA 94025. Any correspondence addressed to the Board of Directors or to any one of our directors in care of Mr. Skinner will be promptly forwarded to the addressee. The independent directors review and approve the stockholder communication process periodically to ensure effective communication with stockholders.

Oversight of Risk Management

The Board of Directors’ role in the Company’s risk oversight process includes receiving regular reports from members of senior management on areas of material risk to the Company, including operational, financial, legal and regulatory, and strategic and reputational risks. Our Audit Committee oversees management of financial risk exposures, including the integrity of our accounting and financial reporting processes and controls. As part of this responsibility, the Audit Committee meets periodically with the Company’s independent registered public accounting firm, our internal auditor and our financial and accounting personnel to discuss significant financial risk exposures and the steps management has taken to monitor, control and report such exposures. Additionally, the Audit Committee reviews significant findings prepared by the Company’s independent registered public accounting firm and our internal auditor, together with management’s response. Our Nominating and Corporate Governance Committee has responsibility for matters relating to corporate governance. As such, the charter for our Nominating and Corporate Governance Committee provides for the committee to periodically review and discuss our corporate governance guidelines and policies.

Our management also reviewed with our Compensation Committee the compensation policies and practices of the Company that could have a material impact on the Company. Our management review considered whether any of these policies and practices may encourage inappropriate risk-taking, whether any policy or practice may give rise to risks that are reasonably likely to have a material adverse effect on the Company, and whether it would recommend any changes to the Company’s compensation policies and practices. Management also reviewed with the Board of Directors risk-mitigating controls such as the degree of committee and senior management oversight of each compensation program and the level and design of internal controls over such programs. Based on these reviews, the Board of Directors has determined that risks arising from the Company’s compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

The Board of Directors has adopted an executive compensation clawback policy, which provides for recoupment of executive incentive compensation in the event of certain restatements of the financial results of the Company. Under the policy, in the event of a substantial restatement of the Company’s financial results due to material noncompliance with financial reporting requirements, if the Board of Directors determines in good faith that any portion of a current or former executive officer’s incentive compensation was paid as a result of such noncompliance, then the Company may recover the portion of such compensation that was based on the erroneous financial data.

The Board of Directors has also evaluated privacy protection, cybersecurity and information security in an effort to mitigate the risk of cyber-attacks and to protect the Company’s information and that of its customers and suppliers. Based on this review, the Board of Directors has determined that such risks are not reasonably likely to have a material adverse effect on the Company.

Compensation of Directors

The following table sets forth compensation information for the fiscal year ended May 28, 2017, for each member of our Board of Directors who was not an executive officer during fiscal year 2017. The Chief Executive Officer, Molly A. Hemmeter, who serves on our Board of Directors, does not receive additional compensation for serving on the Board of Directors. See “Summary Compensation Table” for disclosure related to Ms. Hemmeter.

Name	Fee Earned or Paid in Cash (1)	Stock Awards (2)	Other	Total
Albert D. Bolles, Ph.D.	$69,167	$—	$—	$69,167
Deborah Carosella (3)	$8,333	$—	$—	$8,333
Frederick Frank	$57,500	$—	$—	$57,500
Steven Goldby	$75,000	$—	$—	$75,000
Tonia Pankopf	$65,000	$—	$—	$65,000
Catherine A. Sohn, Pharma.D.	$56,000	$—	$—	$56,000
Gary T. Steele	$40,000	$—	$—	$40,000
Robert Tobin	$55,000	$—	$—	$55,000
Nicholas Tompkins (3)	$16,667	$—	$—	$16,667

(1)	Includes amounts (if any) deferred pursuant to the Company's Nonqualified Deferred Compensation Plan, the terms of which are described under “Nonqualified Deferred Compensation Plan” below.
(2)

The Company’s current compensation policy provides for each member of the Board to receive an annual restricted stock unit (“RSU”) award. These awards were granted in May 2016 for fiscal year 2017 and in June 2017 for fiscal year 2018 and therefore no RSUs were actually granted in fiscal year 2017.

(3)	Ms. Carosella joined the Board on March 14, 2017. Mr. Tompkins retired from the Board at the end of his term as a Class 2 director on October 19, 2016.

At May 28, 2017, the aggregate number of shares subject to outstanding restricted stock unit awards and option awards held by the members of the Board of Directors was: Dr. Bolles – 0 shares; Ms. Carosella – 0 shares; Mr. Frank – 10,000 shares; Mr. Goldby – 10,000 shares; Ms. Pankopf – 6,667 shares; Dr. Sohn – 10,000 shares; Mr. Steele – 125,000 shares; and Mr. Tobin – 10,000 shares.

For fiscal year 2017, each non-employee director received an annual retainer of $40,000 for service as a member of our Board of Directors. In addition, each director who served on the Audit Committee and the Food Innovation Committee received an annual retainer of $10,000, with the Chairperson of the Audit Committee and Food Innovation Committee receiving an annual retainer of $20,000. Each director who served on the Compensation Committee received an annual retainer of $7,500, with the Chairperson of the Compensation Committee receiving an annual retainer of $15,000. Each director who served on the Nominating and Corporate Governance Committee received an annual retainer of $5,000, with the Chairperson of the Nominating and Corporate Governance Committee receiving an annual retainer of $10,000. The Chairperson of the Board received an annual retainer of $25,000. Consistent with the general industry trend toward fixed-value RSU awards, each non-employee director currently receives an RSU award each year with a fair value of $60,000, based on the fair market value of the Company’s Common Stock on the date of the grant, vesting on the first anniversary of the date of grant.

In addition to cash fees, each director is reimbursed for reasonable out-of-pocket expenses incurred by a director to attend Board meetings, committee meetings or stockholder meetings in his or her capacity as a director.

Stock Ownership Requirement

The Board of Directors has determined that ownership of Landec Common Stock by officers and directors promotes a focus on long-term growth and aligns the interests of the Company’s officers and directors with those of its stockholders. As a result, the Board of Directors has adopted stock ownership guidelines stating that the Company’s non-employee directors and its executive officers should maintain certain minimum ownership levels of Common Stock. Under these guidelines, each non-employee director of the Company is expected to maintain ownership of Common Stock having a value of at least three times the amount of the annual cash retainer paid to such non-employee director. For purposes of the guidelines, the value of a share of Common Stock is measured as the greater of (i) the then current market price or (ii) the closing price of a share of Common Stock on the date when the stock was acquired, or the vesting date in the case of RSUs.

Newly-elected directors have five years from the date they are elected to meet these guidelines. In the event a non-employee director’s cash retainer increases, he or she will have two years from the date of the increase to acquire any additional shares or RSUs needed to meet the guidelines. Until the required ownership level is reached, directors are required to retain 50% of net shares acquired upon any future vesting of RSUs and/or exercise of stock options, after deducting shares used to pay any applicable taxes and/or exercise price.

Required Vote

The election of each of the five (5) Class 2 director nominees requires the affirmative vote of the holders of a majority of the shares of the Company’s Common Stock present at the Annual Meeting in person or by proxy and voted with respect to such director. A “WITHHOLD” vote is effectively a vote against a director. This means that in order for a director to be elected, the number of shares voted “FOR” a director must exceed the number of votes cast against that director.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES LISTED ABOVE.

 PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed the firm of Ernst & Young LLP as the Company’s independent registered public accounting firm to audit the financial statements of the Company for the fiscal year ending May 27, 2018, and recommends that the stockholders vote for ratification of this appointment. In the event the stockholders do not ratify such appointment, the Audit Committee may reconsider its selection. Ernst & Young LLP has audited the Company’s financial statements since the fiscal year ending October 31, 1994. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

Fees Paid to Independent Registered Public Accounting Firm

The following table presents the aggregate fees billed to the Company for professional services rendered by Ernst & Young LLP for the fiscal years ended May 28, 2017 and May 29, 2016.

Fee Category	Fiscal Year 2017	Fiscal Year 2016
Audit Fees	$1,540,000	$1,417,000
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
Total	$1,540,000	$1,417,000

Audit Fees were for professional services rendered for the integrated audit of the Company’s annual financial statements and internal controls over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002, for the review of the Company’s interim financial statements included in the Company’s Quarterly Reports on Form 10-Q, and for assistance with and review of documents filed by the Company with the SEC.

Audit Committee Pre-Approval Policies

The Audit Committee pre-approves all audit and permissible non-audit services provided by the Company’s independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The Company’s independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with such pre-approval, and the fees for the services performed to date. The Audit Committee, or its designee, may also pre-approve particular services on a case-by-case basis.

Required Vote

The ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm requires the affirmative vote of the holders of a majority of the shares of the Company’s Common Stock present at the Annual Meeting in person or by proxy and voted on this proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING MAY 27, 2018.

PROPOSAL NO. 3

 APPROVAL OF AMENDMENT TO THE 2013 STOCK INCENTIVE PLAN

The Landec Corporation 2013 Stock Incentive Plan (the “Plan”) was approved by the Company’s stockholders on October 10, 2013 (the “Effective Date”). We are requesting that stockholders (1) approve an amendment to the Plan to increase the number of shares of common stock available for issuance by 1,000,000 shares from 2,000,000 to 3,000,000, and (2) re-approve the “performance goals” set forth in the Plan and used by the Company in granting awards that are intended to qualify as “performance-based compensation” under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) (as further described below).

If stockholders do not approve this Proposal No. 3, the Plan will continue in effect in accordance with its terms as originally approved by the Company’s stockholders.

Reasons for the Proposal

The Board of Directors and the Compensation Committee (the “Committee”) believe there is an insufficient number of shares of the Company’s common stock (individually, a “Share” and collectively, the “Shares”) remaining for grants under the Plan to achieve the Company’s compensation objectives over the coming years. The Board of Directors and the Committee believe that equity incentives are necessary to remain competitive in the marketplace and align the interests of our employees with our stockholders. If the amendment to increase the number of shares of common stock available for issuance by 1,000,000 shares from 2,000,000 to 3,000,000 (the “Amendment”) is not approved by stockholders, the Company’s ability to include equity compensation as part of our directors’ and employees’ total compensation package will be severely limited because there are only 155,239 Shares remaining available for grant under the Plan as of August 21, 2017.

As is the case with all publicly-held companies, compensation of more than $1 million paid by the Company in any year to our chief executive officer or to any of our other three most highly paid named executive officers (other than our chief financial officer) is not deductible by the Company unless it qualifies as exempt “performance-based” compensation meeting certain requirements under Section 162(m) of the Code, including the requirement that the material terms of the related performance goals be disclosed to and approved by the Company’s stockholders. The stockholders must re-approve the performance goals every five years; if the Company’s stockholders do not re-approve such performance goals, the Company will be denied a tax deduction with respect to such “performance-based” compensation. A description of the performance goals is set forth below under “Performance Goals” and the class of employees eligible to receive awards and the maximum amount of compensation that can be paid under the Plan is also described below.

General

The Plan contains the following compensation and corporate governance best practice provisions:

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The Plan will be administered by the Committee or the Board of Directors, as further described below, and its authorized delegates. The Committee is composed entirely of independent directors who meet Nasdaq’s and the Company’s standards for independence and who meet the definition of “outside directors” for purposes of the performance-based compensation exemption under Section 162(m) of Code.

●

If approved by the Company’s stockholders, a total of 1,155,239 Shares, or approximately 4.2% of the Company’s total outstanding Shares as of August 21, 2017, will be available for issuance of awards under the Plan. The Shares available under the Plan, together with all outstanding awards granted under all of the Company’s prior equity award plans as of August 21, 2017, is equal to approximately 11.8% of the Company’s total outstanding Shares.

●

Participation by employees, directors, non-employee directors and consultants is at the discretion of the Committee. A non-employee director may not receive awards exceeding 30,000 Shares in any fiscal year. The Plan also places limits on the number of awards that other participants may receive in any fiscal year.

●	Stock options and stock appreciation rights must be granted with an exercise price of at least 100% of the fair market value of a Share on the date of grant.
●	Repricing of stock options and stock appreciation rights and cash buyouts of options and stock appreciation rights that are “underwater” cannot be done without prior stockholder approval.
●	The Committee may recover awards and payments under or gain in respect of awards to comply with Section 10D of the Securities Exchange Act of 1934.
●	The Plan has a seven-year life span and therefore expires on October 10, 2020.

The following is a summary of the principal features of the Plan. This summary, however, does not purport to be a complete description of all of the provisions of the Plan. A copy of the Plan, together with the Amendment, is attached as Appendix A to this Proxy Statement.

Share Reserve

Subject to adjustment as provided for below, the aggregate number of Shares that will be available for issuance of awards under the Plan is 3,000,000 Shares. For sake of clarity, the 3,000,000 share limit is reduced by the 1,844,761 Shares issued or issuable pursuant to any awards that were previously granted under the Plan as of August 21, 2017.

If awards under the Plan are forfeited or terminate before being exercised or becoming vested, then the Shares underlying those awards will again become available under the Plan. Shares that are used by a participant to pay withholding taxes or as payment for the exercise price of an award shall cease to be available under the Plan. Stock appreciation rights that are settled in Shares will be counted in full against the number of Shares available for issuance under the Plan, regardless of the number of Shares issued upon settlement of the stock appreciation rights. To the extent an award under the Plan is paid out in cash rather than Shares, such cash payment shall not result in a reduction of the number of Shares available for issuance under the Plan. Any dividend equivalents distributed as Share equivalents under the Plan will cease to be available under the Plan.

Under the Plan, no recipient may be awarded any of the following during any fiscal year: (i) stock options covering in excess of 500,000 Shares; (ii) stock grants and stock units covering in the aggregate in excess of 250,000 Shares; or (iii) stock appreciation rights covering in excess of 500,000 Shares. In addition, a non-employee director may not be granted awards covering in excess of 30,000 Shares in the aggregate during any fiscal year.

In the event of a subdivision of the outstanding Shares, a declaration of a dividend payable in Shares, a stock split or reverse stock split, a recapitalization, reorganization, merger, liquidation, spin-off, exchange of Shares or a similar occurrence, the Committee will, in its discretion, make appropriate adjustments to the number of Shares and kind of shares or securities issuable under the Plan (on both an aggregate and per-participant basis) and under each outstanding award. Appropriate adjustments will also be made to the exercise price of outstanding options and stock appreciation rights.

Administration

The Committee administers and interprets the Plan, provided that the Board of Directors shall administer and interpret the Plan with respect to all awards granted to non-employee directors. The Committee (or with respect to non-employee directors, the Board of Directors) shall have full authority and sole discretion to take any actions it deems necessary or advisable for the administration of the Plan, including the power and authority to: (i) select the individuals who are eligible to receive awards under the Plan; (ii) determining the type, number, vesting requirements and other features and conditions of such awards and amending such awards; (iii) correcting any defect, supplying any omission, or reconciling any inconsistency in the Plan or any award agreement; (iv) accelerating the vesting, or extending the post-termination exercise term, of awards at any time and under such terms and conditions as it deems appropriate; (v) interpreting the Plan; (vi) making all other decisions relating to the operation of the Plan; and (vii) adopting such plans or subplans as may be deemed necessary or appropriate to provide for the participation by employees of the Company and its subsidiaries and affiliates who reside outside the U.S. The Committee may adopt such rules or guidelines as it deems appropriate to implement the Plan. The Committee’s determinations under the Plan shall be final and binding on all persons. The Committee may delegate (i) to one or more officers of the Company the power to grant awards to the extent permitted by Section 157(c) of the Delaware General Corporation Law; and (ii) to such employees or other persons as it determines such ministerial tasks as it deems appropriate.

Eligibility and Types of Awards Under the Plan

The Plan permits the Committee to grant stock options, stock appreciation rights, stock units and stock grants. Persons eligible to participate in the Plan include employees and consultants of the Company, any parent, subsidiary or affiliate of the Company, and non-employee directors of the Company.

Options

The Committee may grant nonstatutory stock options or incentive stock options (which may be entitled to favorable tax treatment) under the Plan. The number of Shares covered by each stock option granted to a participant will be determined by the Committee.

The stock option exercise price must be at least 100% of the fair market value of a Share on the date of grant (110% for incentive stock options granted to stockholders who own more than 10% of the total outstanding Shares of the Company, its parent or any of its subsidiaries). Each stock option award will be evidenced by a stock option agreement which will specify the date when all or any installment of the award is to become exercisable. The stock option agreement shall also specify the term of the option. A stock option agreement may provide for accelerated vesting in the event of the participant’s death, disability, or other events. Notwithstanding any other provision of the Plan, no option can be exercised after the expiration date provided in the applicable stock option agreement. Except in connection with certain corporate transactions, repricing of stock options, and cash buyouts of options by the Company at a time when the exercise price of the option exceeds the fair market value of the underlying shares are prohibited without stockholder approval. The exercise price of stock options must be paid at the time the Shares are purchased. Consistent with applicable laws, regulations and rules, payment of the exercise price of stock options may be made in cash (including by check, wire transfer or similar means) or, if specified in the stock option agreement, by cashless exercise, by surrendering or attesting to previously acquired Shares, or by any other legal consideration approved by the Committee.

Unless otherwise provided by the Committee, unvested stock options will generally expire upon termination of the participant’s service, and vested stock options will generally expire six months following the termination of the participant’s service. The term of a stock option shall not exceed seven years from the date of grant (five years for incentive stock options granted to stockholders who own more than 10% of the total outstanding Shares of the Company, its parent or any of its subsidiaries).

Stock Grants

The Committee may grant awards of Shares under the Plan. Participants may or may not be required to pay cash consideration to the Company at the time of grant of such Shares. The number of Shares associated with each stock grant will be determined by the Committee, and each grant may be subject to time and/or performance vesting conditions established by the Committee. Shares that are subject to such conditions are “restricted,” i.e. subject to forfeiture if the performance goals and/or other conditions are not satisfied. When the restricted stock award conditions are satisfied, then the participant is vested in the Shares and has complete ownership of the Shares. A stock grant agreement may provide for accelerated vesting in the event of the participant’s death, disability or other events.

A holder of a stock grant under the Plan will have the same voting, dividend and other rights as the Company’s other stockholders; provided, however, that the holder may be required to invest any cash dividends received in additional Shares, with any such additional Shares subject to the same conditions and restrictions as the stock grant with respect to which the dividends were paid.

Stock Units

The Committee may award stock units under the Plan. Participants are not required to pay any consideration to the Company at the time of grant of a stock unit. The number of Shares covered by each stock unit award will be determined by the Committee. A stock unit is a bookkeeping entry that represents a Share. A stock unit is similar to restricted stock in that the Committee may establish performance goals and/or other conditions that must be satisfied before the participant can receive any benefit from the stock unit. When the participant satisfies the conditions of the stock unit award, the Company will settle the vested stock units in cash or Shares or any combination of both. Settlement may occur or commence when the vesting conditions are satisfied or may be deferred, subject to applicable laws, to a later date. If stock units are settled in cash, the payment amount may be based on the average of the fair market value of a Share over a series of trading days or on other methods. A stock unit agreement may provide for accelerated vesting in the event of the participant’s death, disability or other events.

A holder of stock units will have no voting rights, but may have a right to dividend equivalents. A dividend equivalent right entitles the holder to be credited with an amount equal to the amount of cash dividends paid on a Share while the stock unit is outstanding. A dividend equivalent right may be settled in cash, Shares or a combination of both, and until settlement, will remain subject to the same conditions and restrictions as the stock units to which they attach.

Stock Appreciation Rights

The Committee may grant stock appreciation rights under the Plan. The number of Shares covered by each stock appreciation right will be determined by the Committee. Upon exercise of a stock appreciation right, the participant will receive payment from the Company in an amount equal to (a) the excess of the fair market value of a Share on the date of exercise over the exercise price multiplied by (b) the number of Shares with respect to which the stock appreciation right is exercised.

The exercise price of a stock appreciation right may not be less than 100% of the fair market value of a Share on the date of grant. The stock appreciation right agreement will specify the date when all or any installment of the award is to become exercisable. A stock appreciation right agreement may provide for accelerated vesting in the event of the participant’s death, disability or other events. Except in connection with certain corporate transactions, repricing of stock appreciation rights and cash buyouts of stock appreciation rights by the Company at a time when the exercise price of the stock appreciation right exceeds the fair market value of the underlying shares are prohibited without stockholder approval. Stock appreciation rights may be paid in cash or Shares or any combination of both, as determined by the Committee, in its sole discretion.

Unless otherwise provided by the Committee, unvested stock appreciation rights will generally expire upon termination of the participant’s service, and vested stock appreciation rights will generally expire six months following termination of the participant’s service. The terms of a stock appreciation right shall not exceed seven years from the date of grant.

Transfer of Awards

Unless otherwise provided in the applicable award agreement, and then only to the extent permitted by applicable law, awards under the Plan may not be transferred by the holder thereof, other than by will or by the laws of descent and distribution.

Performance Goals

Awards under the Plan may be made subject to performance conditions in addition to time-based vesting conditions. Such performance conditions may be established and administered in accordance with the requirements of Section 162(m) of the Code for awards intended to qualify as “performance-based compensation” thereunder. Performance conditions under the Plan shall utilize one or more objective measurable performance goals as determined by the Committee based upon one or more factors (measured either absolutely or by reference to an index or indices and determined either on a consolidated basis or, as the context permits, on a parent, Company, affiliate, subsidiary, divisional, line of business, unit, project or geographical basis or in combinations thereof), including, but not limited to: (i) operating income; (ii) earnings before interest, taxes, depreciation and amortization; (iii) earnings; (iv) cash flow; (v) market share; (vi) sales or revenue; (vii) expenses; (viii) cost of goods sold; (ix) profit/loss or profit margin; (x) working capital; (xi) return on equity or assets; (xii) earnings per share; (xiii) economic value added; (xiv)  price/earnings ratio; (xv) debt or debt-to-equity; (xvi) accounts receivable; (xvii) writeoffs; (xviii) cash; (xix) assets; (xx) liquidity; (xxi) operations; (xxii) intellectual property (e.g., patents); (xxiii) product development; (xxiv) regulatory activity; (xxv) manufacturing, production or inventory; (xxvi) mergers and acquisitions or divestitures; and/or (xxvii) financings. To the extent consistent with the requirements of Section 162(m), the Committee may provide that the performance goals applicable to an award will be adjusted in an objectively determinable manner to reflect events (such as acquisitions and dispositions) that affect the performance goals during the applicable performance period. Awards to participants who are not subject to the limitations of Section 162(m) may be determined without regard to performance goals and may involve the Committee’s discretion. The Committee has the authority to award and/or pay compensation that is not exempt from the limits on deductibility under Section 162(m) of the Code.

Acceleration of Awards upon a Merger or Sale of Assets

In the event of a change in control of the Company or a covered transaction (each as defined in the Plan), the Committee may, with respect to some or all outstanding awards or a portion thereof, provide for the assumption, substitution or continuation of awards, accelerated vesting, or cancellation with or without consideration, in all cases without participant consent. Unless the Committee determines otherwise, each outstanding award will automatically terminate or be forfeited upon consummation of a change in control or a covered transaction, unless it is assumed or substituted.

Restrictions

The Committee may cancel, rescind, withhold or otherwise limit or restrict any award at any time if the participant is not in compliance with the terms of the award agreement or the Plan, or the participant breaches any other agreement with the Company with respect to non-competition, nonsolicitation or confidentiality. In addition, the Committee may recover awards and payments under or gain in respect of awards to the extent required to comply with any Company policy or Section 10D of the Securities Exchange Act of 1934 or any other applicable law or regulation.

Amendment and Termination

The Board of Directors may amend the Plan at any time and for any reason, provided that any such amendment will be subject to stockholder approval to the extent such approval is required by applicable laws, regulations or rules. The Board of Directors may terminate the Plan at any time and for any reason. Unless earlier terminated by the Board of Directors, the Plan will expire by its terms on October 10, 2020, the seventh anniversary of the Effective Date. The termination or amendment of the Plan may not impair in any material respect any award previously made under the Plan.

Federal Income Tax Consequences

The following is a brief summary of the U.S. federal income tax consequences applicable to awards granted under the Plan based on federal income tax laws in effect on the date of this Proxy Statement. This summary is not intended to be exhaustive and does not address all matters which may be relevant to a particular participant based on his or her specific circumstances. The summary expressly does not discuss the income tax laws of any state, municipality, or non-U.S. taxing jurisdiction, or the gift, estate, excise (including the rules applicable to deferred compensation under Section 409A of the Code), or other tax laws other than federal income tax law. The following is not intended or written to be used, and cannot be used, for the purposes of avoiding taxpayer penalties. Because individual circumstances may vary, the Company advises all participants to consult their own tax advisor concerning the tax implications of awards granted under the Plan.

A recipient of a stock option or stock appreciation right generally will not have taxable income upon the grant of the stock option or stock appreciation right. For nonstatutory stock options and stock appreciation rights, in general, the participant will recognize ordinary income upon exercise in an amount equal to the difference between the fair market value of the Shares on the date of exercise and the exercise price. Any gain or loss recognized upon any later disposition of the Shares generally will be a capital gain or loss.

In general, a participant realizes no ordinary taxable income upon the exercise of an incentive stock option. However, the exercise of an incentive stock option may result in an alternative minimum tax liability to the participant. With some exceptions, a disposition of Shares purchased under an incentive stock option within two years from the date of grant or within one year after exercise produces ordinary income to the participant equal to the value of the shares at the time of exercise less the exercise price. Any additional gain recognized in the disposition is treated as a capital gain. If the participant does not dispose of the Shares until after the expiration of these one and two-year holding periods, any gain or loss recognized upon a subsequent sale is treated as a long-term capital gain or loss.

For awards of restricted stock, unless the participant properly elects to be taxed at the time of receipt of the restricted stock, the participant will not have taxable income upon the receipt of the award, but upon vesting will recognize ordinary income equal to the fair market value of the Shares at the time of vesting less the amount (if any) paid for such Shares.

A participant is not deemed to receive any taxable income at the time an award of stock units is granted. When vested stock units (and dividend equivalents, if any) are settled and distributed, the participant will recognize ordinary income equal to the amount of cash and/or the fair market value of Shares received less the amount (if any) paid for such stock units.

If the participant is an employee or former employee, the amount a participant recognizes as ordinary income in connection with any award is subject to withholding taxes (not applicable to incentive stock options) and the Company is generally allowed a tax deduction equal to the amount of ordinary income recognized by the participant. Section 162(m) of the Code contains special rules regarding the federal income tax deductibility of compensation paid to the Company’s chief executive officer and to each of the Company’s other three most highly compensated executive officers, other than the chief financial officer. The general rule is that annual compensation paid to any of these specified executives will be deductible only to the extent that it does not exceed $1,000,000. However, the Company can preserve the deductibility of certain compensation in excess of $1,000,000 if such compensation qualifies as “performance-based compensation” by complying with certain conditions imposed by the Section 162(m) rules. The Committee may structure awards to qualify as performance-based compensation, but will continue to have authority to provide compensation that is not exempt from the limits on deductibility under Section 162(m) of the Code.

A participant who defers the payout of an award or the delivery of proceeds payable upon an award exercise will recognize ordinary income at the time of payout in the same amounts as described above. If the participant receives Shares, any additional gain or loss recognized upon later disposition of the Shares is capital gain or loss. Any deferrals made under the Plan, including awards granted under the Plan that are considered to be deferred compensation, must satisfy the requirements of Section 409A of the Code to avoid adverse tax consequences to participating employees. If an award is subject to and fails to satisfy the requirements of Section 409A, the recipient of that award may recognize ordinary income on the amounts deferred under the award, to the extent vested, which may be prior to when the compensation is actually or constructively received. Also, if an award that is subject to Section 409A fails to comply with Section 409A’s provisions, Section 409A imposes an additional 20 percent federal income tax on compensation recognized as ordinary income, as well as interest on such deferred compensation. In addition, certain states (such as California), have laws similar to Section 409A and as a result, failure to comply with such similar laws may result in additional state income, penalty and interest charges.

Under the Code, the vesting or accelerated exercisability of options or the vesting and payments of other awards in connection with a change of control of a corporation may be required to be valued and taken into account in determining whether participants have received compensatory payments, contingent on the change in control, in excess of certain limits. If these limits are exceeded, a substantial portion of amounts payable to the participant, including income recognized by reason of the grant, vesting or exercise of awards, may be subject to an additional 20% federal tax and may be non-deductible to the corporation.

Plan Benefits

Benefits, if any, payable under the Plan for 2017 and future years are dependent on the actions of the Committee and are therefore not determinable at this time. Our executive officers are eligible to receive awards under the Plan and, accordingly, our executive officers have an interest in this Proposal. In 2017, the following grants were made under the Plan to the persons and groups listed below:

Name and Principal Position	Awards (Shares)	Fair Value of Award ($)
Molly A. Hemmeter	247,406	1,558,959
President and Chief Executive Officer

Gregory S. Skinner	17,825	245,999
Chief Financial Officer and Vice President
of Finance and Administration

Ronald L. Midyett	14,290	197,202
Vice President, Chief Operating Officer and
President of Apio, Inc

Larry D. Hiebert	13,450	185,610
President of Lifecore Biomedical, Inc.
and Vice President of Landec

Steven P. Bitler	—	—
Vice President of Corporate Technology

All Executive Officers, as a group	292,972	2,187,770
All Non-employee Directors, as a group	—	—
All Non-Executive Officer Employees, as a group	127,550	665,043

Required Vote

The amendment to the Plan to increase the number of shares available for issuance by 1,000,000 shares from 2,000,000 to 3,000,000 and to re-approve the plan’s performance goals for purposes of Code Section 162(m) must be approved by Shares representing a majority of the Shares present and entitled to vote on the proposal. Shares present and not voted, whether by broker non-vote, abstention or otherwise, will have the same effect as a vote against this proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL NO. 3 TO APPROVE THE AMENDMENT TO THE PLAN TO INCREASE THE NUMBER OF SHARES AVAILABLE FOR ISSUANCE BY 1,000,000 SHARES FROM 2,000,000 TO 3,000,000 AND TO RE-APPROVE THE PLAN’S PERFORMANCE GOALS FOR PURPOSES OF CODE SECTION 162(m).

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes information with respect to options and other equity awards under Landec’s equity compensation plans as of May 28, 2017:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (1)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (2)	Number of Securities Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))

Equity compensation plans approved by stockholders	2,080,897	$13.20	155,239	(3)

(1)	Consists of stock options and restricted stock units outstanding under Landec’s equity compensation plans, as no stock warrants or other rights were outstanding as of May 28, 2017.
(2)	The weighted average exercise price does not take restricted stock units into account as restricted stock units have no purchase price.
(3)	Represents shares remaining for issuance pursuant to the 2013 Stock Incentive Plan.

The 2013 Stock Incentive Plan

The 2013 Stock Incentive Plan (the “2013 Plan”), which was approved by stockholders, authorizes the grant of equity awards, including stock options, restricted stock and restricted stock units to employees, including officers and directors, outside consultants and non-employee directors of the Company. 2,000,000 shares are authorized to be issued under this plan. The exercise price of stock options to be granted under the 2013 Plan will be the fair market value of the Company’s Common Stock on the date the options are granted. Options to be granted under the 2013 Plan will generally be exercisable upon vesting and will generally vest ratably over three years.

The 2009 Stock Incentive Plan

The 2009 Stock Incentive Plan (the “2009 Plan”), which was approved by stockholders and has been terminated, authorized the grant of equity awards, including stock options, restricted stock and restricted stock units to employees, including officers and directors, outside consultants and non-employee directors of the Company. 1,900,000 shares were authorized to be issued under this plan. The exercise price of stock options granted under the 2009 Plan was the fair market value of the Company’s Common Stock on the date the options were granted. Options granted under the 2009 Plan were exercisable upon vesting and generally vested ratably over three years. No further awards will be made pursuant to the 2009 Plan.

 PROPOSAL NO. 4

NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Compensation Discussion and Analysis beginning on page 27 of this Proxy Statement describes the Company’s executive compensation program and the compensation decisions that the Compensation Committee and Board of Directors made in fiscal year 2017 with respect to the compensation of our named executive officers. The Board of Directors is asking stockholders to cast a non-binding, advisory vote FOR the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED on an advisory basis.”

We urge stockholders to read the Compensation Discussion and Analysis beginning on page 27 of this Proxy Statement, as well as the Summary Compensation Table and related compensation tables, appearing on pages 39 through 42, which provide detailed information on the Company’s compensation policies and practices.

As we describe in the Compensation Discussion and Analysis, our executive compensation program is designed to attract, reward and retain talented officers and embodies a pay-for-performance philosophy that supports Landec’s business strategy and aligns the interests of our executives with our stockholders. Specifically, executive compensation is allocated among base salaries and short- and long-term incentive compensation. The base salaries are fixed in order to provide the executives with a stable cash income, which allows them to focus on the Company’s strategies and objectives as a whole, while the short- and long-term incentive compensation are designed to both reward the named executive officers based on the Company’s overall performance and align the named executive officers’ interests with those of our stockholders. Our annual cash incentive award program is intended to encourage our named executive officers to focus on specific short-term goals important to our success. Our executive officers’ cash incentive awards are determined based on objective performance criteria. The Company’s current practice is to grant our named executive officers both stock options and restricted stock units. This mixture is designed to provide a balance between the goals of increasing the price of our Common Stock and aligning the interests of our executive officers with those of our stockholders (as stock options only have value if our stock price increases after the option is granted) and encouraging retention of our executive officers. Because grants are generally subject to vesting schedules, they help ensure that executives always have significant value tied to long-term stock price performance.

For these reasons, the Board of Directors is asking stockholders to support this proposal. Although the vote we are asking you to cast is non-binding, the Compensation Committee and the Board of Directors value the views of our stockholders and will consider the outcome of the vote when determining future compensation arrangements for our named executive officers.

At the 2016 annual meeting of stockholders, 98.4% of votes cast expressed support for our compensation policies and practices, and we believe our program continues to be effective.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF THE ADVISORY RESOLUTION ON EXECUTIVE COMPENSATION.

PROPOSAL NO. 5.

NON-BINDING ADVISORY VOTE ON FREQUENCY OF EXECUTIVE

COMPENSATION ADVISORY VOTES

In Proposal 4, we are asking stockholders to cast an advisory vote for the compensation disclosed in this proxy statement that the Company paid in 2017 to our named executive officers. This advisory vote is referred to as a “say-on-pay” vote. In this Proposal 5, the Board of Directors is asking stockholders to cast a non-binding, advisory vote on how frequently we should have say-on-pay votes in the future. Stockholders will be able to mark the enclosed proxy card or voting instruction form on whether to hold say-on-pay votes every one, two or three years. Alternatively, you may indicate that you are abstaining from voting.

“RESOLVED, that the stockholders of the Company recommend, in a non-binding vote, whether an advisory vote to approve the compensation of the Company’s named executive officers should occur every one, two or three years.”

After considering this item, the Board of Directors has determined that a vote every year on executive compensation is appropriate. By providing an advisory vote on executive compensation on an annual basis, our stockholders will be able to provide us with timely and direct input on our compensation philosophy, policies and practices as disclosed in the proxy statement every year. Therefore, the Board of Directors recommends that you vote to hold say-on-pay votes every year.

This vote, like the say-on-pay vote itself, is not binding on the Board of Directors. However, the Board of Directors values stockholders’ input and will consider the outcome of this vote when determining the frequency of future say-on-pay votes.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” CONDUCTING FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION EVERY YEAR.

AUDIT COMMITTEE REPORT

The information contained in this report shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act.

Composition

The Audit Committee of the Board of Directors consists of the three directors whose names appear below and operates under a written charter adopted by the Board of Directors. Each member of the Audit Committee meets the independence and financial experience requirements of NASDAQ and the SEC currently in effect. In addition, the Board of Directors has determined that Mr. Goldby and Ms. Pankopf are audit committee financial experts, as defined by the rules and regulations of the SEC.

Responsibilities

The responsibilities of the Audit Committee include appointing an independent registered public accounting firm and assisting the Board of Director’s oversight of the preparation of the Company’s financial statements. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and for issuing a report thereon. Management is responsible for the Company’s internal controls and financial reporting process. The Audit Committee’s responsibility is to oversee these processes and the Company’s internal controls. The Audit Committee members are not acting as professional accountants or auditors, and their functions are not to duplicate or to certify the activities of management and the independent registered public accounting firm.

Review with Management and Independent Auditors

The Audit Committee held four meetings during fiscal year 2017. The Audit Committee met and held discussions with management and representatives of the Company’s independent registered public accounting firm, Ernst & Young LLP. Management represented to the Audit Committee that the Company’s consolidated financial statements for the fiscal year ended May 28, 2017 were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements for the fiscal year ended May 28, 2017 with management and the Company’s independent registered public accounting firm.

The Audit Committee met with the Company’s independent registered public accounting firm, with and without management present, to discuss the overall scope and plans for their audit, the results of their examination, their evaluation of the Company’s internal controls and the overall quality of the Company’s financial reporting. The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed by Statement on Auditing Standards (“SAS”) No. 114, The Auditor’s Communication with Those Charged with Governance, as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T, which supersedes SAS No. 61, as amended, including the judgment of the independent registered public accounting firm as to the quality of the Company’s accounting principles.

The Audit Committee has received the written disclosures and the letter from Ernst & Young LLP required by the PCAOB regarding the independent accountants’ communications with the Audit Committee concerning independence, and has discussed with Ernst & Young LLP its independence.

Summary

Based upon the Audit Committee’s discussions with management and the Company’s independent registered public accounting firm, the Audit Committee’s review of the representations of management and the report of the independent registered public accounting firm to the Audit Committee, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10- K for the fiscal year ended May 28, 2017, as filed with the SEC.

This report is submitted by the Audit Committee.

Tonia Pankopf (Chairperson)

Steven Goldby

Robert Tobin

EXECUTIVE OFFICERS OF THE COMPANY

The following sets forth certain information with regard to each named executive officer and each executive officer of the Company for fiscal year 2017. Ages are as of August 21, 2017.

Molly A. Hemmeter (age 50) has been the Company’s President and Chief Executive Officer since October 15, 2015. Prior to that she served as the Chief Operating Officer of the Company from January 2014 to October 2015, prior to which she served as Chief Commercial Officer of the Company from December 2010 to January 2014 and Vice President, Business Development and Global Marketing of the Company from June 2009 to December 2010. From July 2006 until joining the Company in June 2009, Ms. Hemmeter was Vice President of Global Marketing and New Business Development for the Performance Materials division of Ashland, Inc., a global specialty chemicals company. Prior to joining Ashland, Inc., Ms. Hemmeter was Vice President of Strategy and Marketing for Siterra Corporation and Chief Marketing Officer for CriticalArc Technologies in the San Francisco Bay Area, both of which were privately held software startup companies that were eventually acquired by larger entities, and she previously held various positions at Bausch & Lomb and Eli Lilly and Company.

Gregory S. Skinner (age 56) has been Chief Financial Officer and Vice President of Finance of the Company since November 1999 and Vice President of Administration since November 2000. From May 1996 to October 1999, Mr. Skinner served as Controller of the Company. From 1994 to 1996, Mr. Skinner was Controller of DNA Plant Technology and from 1988 to 1994 he was with Litton Electron Devices. Prior to joining Litton Electron Devices, Mr. Skinner was with Litton Industries, Inc. and Arthur Andersen & Company.

Ronald L. Midyett (age 51) has been Chief Operating Officer since October 2015. He has served as President of Apio since January 2008 and as a Vice President of the Company since February 2008. Mr. Midyett joined Apio in May 2005 as Chief Operating Officer. Prior to joining Apio, Mr. Midyett was Senior Vice President of Operations for Dole Fresh Vegetables. Mr. Midyett has over 30 years of technology and operations experience in the produce industry. Mr. Midyett was a member of the board of directors of the United Fresh Fruit and Vegetable Association from 2009 to 2015, served as chairman from April 2013 through April 2014, and is currently a member of its executive committee. Mr. Midyett is currently a director of Windset Holdings 2010 Ltd., a privately held Canadian corporation.

Larry D. Hiebert (age 61) has been President of Lifecore and a Vice President of the Company since June 2013. Mr. Hiebert served as Lifecore’s Vice President and General Manager from July 2006 to June 2013. Prior to that he was Lifecore’s Vice President of Operations from March 2004 to June 2006 and Director of Operations from March 1997 to March 2004, and held various Manufacturing and Materials Management positions within Lifecore from October 1983 to March 1997. Mr. Hiebert has over 30 years of operational experience in the biomaterials industry.

Mr. Hiebert retired as President of Lifecore and a Vice President of the Company on May 28, 2017. He was replaced by Mr. James Hall who had been serving as the Vice President and General Manager of Lifecore.

Steven P. Bitler, Ph.D. (age 59) has been Vice President, Corporate Technology of the Company since March 2002. From 1988 until March 2002, Dr. Bitler held various positions with the Company related to the Company’s polymer product development and thermal switch products. Prior to joining the Company, Dr. Bitler developed new high strength polymeric materials at SRI International.

COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of the Company’s Common Stock as of August 21, 2017 as to (i) each person who is known by the Company to beneficially own more than five percent of any class of the Company’s voting stock, (ii) each of the Company’s directors, (iii) each of the executive officers named in the Summary Compensation Table of this proxy statement (the “Named Executive Officers”), and (iv) all directors and executive officers as a group. The business address of each director and executive officer named below is c/o Landec Corporation, 3603 Haven Avenue, Menlo Park, CA 94025.

	Shares Beneficially Owned (1)
Name	Number of Shares of Common Stock		Percent of Total (2)

5% Stockholders
NWQ Investment Management Company, LLC 2049 Century Park East, 16th Floor Los Angeles, CA 90067	3,726,173	(3)	13.55%

Franklin Resources, Inc 55 Challenger Road, Suite 501 Ridgefield Park, NJ 07660	2,847,300	(4)	10.35%

Wynnefield Capital, Inc 450 Seventh Ave, #509 New York, NY 10123	2,682,400	(5)	9.75%

Dimensional Fund Advisors, L.P.	2,297,667	(6)	8.35%
6300 Bee Cave Road, Building One
Austin, TX 78746

BlackRock, Inc 55 E. 52nd Street	1,839,207	(7)	6.69%
New York, NY 10055

Executive Officers and Directors

Molly A. Hemmeter President and Chief Executive Officer	359,651	(8)	1.29%

Gregory S. Skinner Chief Financial Officer and Vice President of Finance and Administration	303,710	(9)	1.10%

Ronald L. Midyett Chief Operating Officer and Vice President	137,802	(10)	*

Larry D. Hiebert President of Lifecore Biomedical, Inc. and Vice President of Landec	—	(11)	*

Steven P. Bitler Vice President of Corporate Technology	86,332	(12)	*

	Shares Beneficially Owned (1)
Name	Number of Shares of Common Stock		Percent of Total (2)
Albert D. Bolles, Ph.D., Director	12,976		*

Deborah Carosella, Director	0		*

Frederick Frank, Director	56,892	(13)	*

Steven Goldby, Director	49,373	(14)	*

Tonia Pankopf, Director	27,551	(15)	*

Catherine A. Sohn, Pharma.D., Director	29,805	(16)	*

Gary T. Steele, Director	179,782	(17)	*

Robert Tobin, Director	54,459	(18)	*

All directors and executive officers as a group (13 persons)	1,298,293	(19)	4.62%

* Less than 1%

(1)

Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of capital stock.

(2)

As of August 21, 2017, 27,506,712 shares of Common Stock were issued and outstanding. Percentages are calculated with respect to a holder of options exercisable within 60 days after August 21, 2017 as if such holder had exercised his options. Options held by other holders are not included in the percentage calculation with respect to any other holder.

(3)	This information is based on a Form 13F filed by NWQ Investment Management Company, LLC with the SEC showing such beneficial owner’s holdings as of June 30, 2017.

(4)	This information is based on a Form 13F filed by Franklin Resources, Inc. with the SEC showing such beneficial owner’s holdings as of June 30, 2017.

(5)	This information is based on a Form 13F filed by Wynnefield Capital, Inc with the SEC showing such beneficial owner’s holdings as of June 30, 2017.

(6)	This information is based on a Form 13F filed by Dimensional Fund Advisors LP with the SEC showing such beneficial owner’s holdings as of June 30, 2017.

(7)

This information is based on a Form 13F filed by nine institutions with the SEC: BlackRock Institutional Trust Company, N.A.; BlackRock Advisors, BlackRock Advisors, LLC; BlackRock Investment Management, LLC; BlackRock (Netherlands) B.V.; Blackrock Financial Management, Inc, BlackRock Asset Management Canada Limited, Blackrock Asset Management Schweiz AG; Blackrock Asset Management Ireland Limited under the parent company BlackRock, Inc showing such beneficial owners’ holdings as of June 30, 2017.

(8)	This number includes 321,233 shares subject to outstanding stock options exercisable within 60 days after August 21, 2017.

(9)	This number includes 65,000 shares subject to outstanding stock options exercisable within 60 days after August 21, 2017.

(10)	This number includes 53,333 shares subject to outstanding stock options exercisable within 60 days after August 21, 2017.

(11)

Mr. Hiebert retired as President of Lifecore and a Vice President of the Company on May 28, 2017 as such he has zero shares subject to outstanding stock options exercisable within 60 days after August 21, 2017.

(12)	This number includes 16,666 shares subject to outstanding stock options exercisable within 60 days after August 21, 2017.

(13)	This number includes 10,000 shares subject to outstanding stock options exercisable within 60 days after August 21, 2017.

(14)	This number includes 10,000 shares subject to outstanding stock options exercisable within 60 days after August 21, 2017.

(15)	This number includes 6,667 shares subject to outstanding stock options exercisable within 60 days after August 21, 2017.

(16)	This number includes 10,000 shares subject to outstanding stock options exercisable within 60 days after August 21, 2017.

(17)	This number includes 91,666 shares subject to outstanding stock options exercisable within 60 days after August 21, 2017.

(18)	This number includes 10,000 shares subject to outstanding stock options exercisable within 60 days after August 21, 2017.

(19)	This number includes an aggregate of 594,565 shares held by officers and directors that are subject to outstanding stock options exercisable within 60 days after August 21, 2017.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

Compensation Discussion and Analysis

The following Compensation Discussion and Analysis (“CD&A”) describes the philosophy, objectives and structure of our 2017 executive compensation program. This CD&A is intended to be read in conjunction with the tables which immediately follow this section, which provide further historical compensation information.

The following executive officers constituted our Named Executive Officers (“NEOs”) throughout the past fiscal year:

Molly Hemmeter	President and Chief Executive Officer
Gregory S. Skinner	Vice President of Finance and Administration, and Chief Financial Officer
Ronald L. Midyett	Vice President and Chief Operating Officer, and President of Apio
Larry D. Hiebert	Vice President and President of Lifecore
Steven P. Bitler	Vice President of Corporate Technology

CD&A Reference Guide

Executive Summary	Section I
Compensation Philosophy and Objectives	Section II
Establishing Executive Compensation	Section III
Compensation Competitive Analysis	Section IV
Elements of Compensation	Section V
Additional Compensation Practices and Policies	Section VI

I.	Executive Summary

We made good progress toward our long-term strategic vision this past year as we continued to deliver on our mission to create innovative products that support people’s individual health and wellness goals. Under the leadership of Molly Hemmeter, who became Landec’s President and CEO in October 2015, the strategic direction of our Apio and Lifecore businesses has become more focused and has better positioned Landec for long-term growth.

Landec had many noteworthy accomplishments in fiscal year 2017 compared to fiscal year 2016:

1)     Lifecore delivered a record year with revenues increasing 18% to $59.4 million and operating income increasing 13% to $15.9 million. The shift in Lifecore’s business model from a premium supplier of hyaluronic acid (HA) to a fully integrated contract development and manufacturing organization (CDMO) for difficult-to-handle biomaterials is delivering results.

2)     Apio’s strategy to focus on innovation and shift its product mix to higher margin products resulted in a 260 basis point increase in gross margin. Despite a 4% decline in revenues, Apio’s gross profit in fiscal 2017 increased $10.5 million, or 23%, which was due to a reduction in lower margin product sales coupled with positive operating efficiencies, including more favorable produce sourcing.

3)     Apio added considerable new distribution late in fiscal year 2017, specifically: (1) Walmart expanded the distribution of our Sweet Kale Salad from 1,400 stores to 3,800 stores; (2) Kroger became Eat Smart’s newest salad customer, ordering four varieties of Eat Smart® salads that started shipping to 2,000 stores in July 2017; and (3) Fresh Market started up as a new customer and began shipping eight varieties of Eat Smart salads to approximately 177 stores.

4)     Finally, we added O Olive Oil, Inc. to our portfolio in March 2017. O Olive is Landec’s first step in our stated strategy of moving into natural product segments beyond produce that offer consumers convenient, delicious, and healthy options for everyday eating.

Our compensation program has been structured by the Compensation Committee (the “Committee”) of the Board of Directors to reward and incentivize executives to create long-term, sustainable stockholder value growth through a focus on corporate, business unit, and individual achievement. The performance metrics used, and the goals being set, are reflective of our business strategy. Highlights of our fiscal year 2017 compensation program include:

●     Introduction of performance-based long-term cash incentive program (LTIP)

This new LTIP delivers value to participants upon the achievement of ROIC goals for fiscal year 2019. We believe that the return on invested capital (ROIC) demonstrates effective use of capital and is an important driver of our long-term growth.

●     New long-term incentive (LTI) compensation mix going forward

With the addition of the cash LTIP, the Committee has structured the LTI as 50% cash-based LTIP, 30% restricted stock units (RSUs) and 20% stock options.

●     New short-term incentive (STI) compensation metric added

For 20% of the annual cash incentive award plan, the Committee added “all or nothing” strategic goals for each executive which may be based on corporate, Apio or Lifecore achievements, depending on the responsibility of the executive. The other 80% of the annual cash incentive award plan will still be based on achieving established targets for revenues and operating income for each business unit and consolidated Landec results.

●     Revised peer group for fiscal year 2017

We made changes to our peer group this year to better reflect our business practices.

●     Continued strong stockholder support for our pay program

Once again, we have received very strong support (over 98%) for our say-on-pay proposal. Our Committee is proud of this achievement and believes it is reflective of the stockholders’ support for our pay-for-performance philosophy and practice.

Components of Our Compensation Program

The Committee oversees our executive compensation program, which includes several compensation elements that have each been tailored to reward specific aspects of overall Landec and business line performance that the Board believes are central to delivering long-term stockholder value.

Base Salary

Base salaries are set to be competitive to the marketplace. Base salaries are not automatically adjusted annually but instead are adjusted when the Committee judges that a change is warranted due to changes in an executive officer’s responsibilities, demonstrated performance or relevant market data.

Short-Term Incentives

20% of the annual cash incentive award plan is based on achieving certain strategic goals for each executive which may be based on corporate, Apio or Lifecore achievements, depending on the responsibility of the executive.

80% of the annual cash incentive award plan is based on achieving established targets for revenues and operating income for each business unit and consolidated Landec results.

Long-Term Incentives

Long-term equity awards incentivize executives to deliver long-term stockholder value, while also providing a retention vehicle for our executives.

The LTI mix is currently 50% cash LTIP, 30% RSUs and 20% stock options.

2017 Target Total Compensation

To promote our pay-for-performance philosophy, and align the interests of management and stockholders, our 2017 executive compensation program focused extensively on variable compensation components. For example, our CEO’s target pay for fiscal year 2017 consists of over 81% variable, or “at risk” incentive pay. This includes short-term cash incentives, as well as long-term incentives delivered as stock options, RSUs, and our new performance-based cash LTIP vehicle.

Compensation Governance Practices

Our pay-for-performance philosophy and compensation governance practices provide an appropriate framework for our executives to achieve our financial and strategic goals without encouraging them to take excessive risks in their business decisions. Some of our practices include:

Best Practices We Employ
Long-term focus. The majority of our executive compensation is tied to long-term performance.

Equity Ownership Guidelines. We have robust equity ownership guidelines of 5x salary for our CEO and 3x salary for other executive officers.

Equity Holding Requirements. We have implemented holding requirements for executives wherein each executive must retain at least 50% of equity granted until minimum share ownership requirements are achieved.

Clawback Policy. We have implemented a strong recoupment, or "clawback", policy, to recover incentive compensation in the event of certain restatements of the financial results of the Company.

No Excessive Perquisites. Other than participation in benefit plans offered to all of our employees, we offer no other perquisites to our executive officers.

No Section 280G Gross-ups. None of our executive officers are entitled to a Section 280G gross-up.

Director Independence. The Committee is made up entirely of independent directors.

Independent Compensation Consultant. The Committee retains an independent compensation consultant to advise on our executive compensation programs and practices.

Risk Assessment. We conduct an annual risk assessment of the compensation program.

Say on Pay Voting Results

At the 2016 annual meeting of stockholders, our say-on-pay proposal received strong support, garnering support from 98.4% of shares cast. This is consistent with the voting results of 2015 and 2014, which had support levels of 97.4% and 97.9%, respectively. The Company is pleased with these results and believes that stockholders have confirmed our executive compensation philosophy, policies and programs. The Committee took these results into account by continuing to emphasize our pay-for-performance philosophy which utilizes performance measures that provide incentives to deliver value to our stockholders.

II.	Compensation Philosophy and Objectives

Landec’s compensation program is intended to meet three principal objectives:

1)	attract, retain and reward officers and other key employees;
2)	motivate these individuals to achieve the Company’s short-term and long-term strategic goals; and
3)	align the interests of our executives with those of our stockholders.

The compensation program is designed to balance an executive’s achievements in managing the day-to-day business and addressing shorter-term challenges facing the Company and its subsidiaries, such as the effects of weather-related disruptions and competitive pressures, with incentives to achieve our long-term vision to be the leader in our food and biomaterials businesses, creating innovative products that support people’s individual health and wellness goals.

The above policies guide the Committee in assessing the proper allocation among long-term compensation, current cash compensation and short-term bonus compensation. Other considerations include Landec’s business objectives, its fiduciary and corporate responsibilities (including internal equity considerations and affordability), competitive practices and trends and regulatory requirements.

III.	Establishing Executive Compensation

Landec’s executive compensation program is overseen and administered by the Committee, which is comprised entirely of independent directors as determined in accordance with applicable NASDAQ, SEC and Internal Revenue Code rules. The Committee operates under a written charter adopted by our Board of Directors. A copy of the Committee’s charter is available at www.landec.com.

In determining the particular elements of compensation that are used to implement Landec’s overall compensation policies, the Committee takes into consideration a number of objective factors related to Landec’s performance, such as Landec’s earnings per share, profitability, revenue growth and business-unit-specific operational and financial performance, as well as the competitive practices among its peer group. The Committee evaluates the Company’s financial and strategic performance in the context of determining compensation as well as the individual performance of each Named Executive Officer.

The Committee meets regularly to review overall executive compensation. The Committee also meets with Landec’s President and Chief Executive Officer, Ms. Hemmeter, and other executives to obtain recommendations with respect to Company compensation programs, practices and packages for executives and other employees. The Chief Executive Officer makes recommendations to the Committee on the base salary, bonus targets and equity compensation for the executive team and other employees, but not for herself. The Committee, however, has the ultimate responsibility for determining executive compensation, which is recommended to the Board of Directors for its final approval.

Role of the Compensation Consultant

In March 2017, the Committee retained Radford Consulting, an Aon Hewitt company, to provide consulting services to the Committee, including advice on compensation philosophy, incentive plan design, executive compensation analysis, and CD&A disclosure, among other compensation topics. Radford provides no services to the Company other than consulting services provided to the Committee.

The Committee has conducted a specific review of its relationship with Radford, and determined that Radford’s work for the Committee does not raise any conflicts of interest. Radford’s work has conformed to the independence factors and guidance provided by the Dodd-Frank Act, the SEC and NASDAQ.

IV.	Compensation Competitive Analysis

Our Committee uses peer group information to provide context for its compensation decision-making for our executive officers. The Committee monitors the peer group to assess its appropriateness as a source of competitive compensation data and reassesses the relevance of the peer group as needed. In an effort to more accurately reflect the significant portion of the Company’s business attributable to Apio’s operations, the peer group was adjusted and simplified in 2014, to allow for comparisons on how these peers address the volatility and unpredictability of financial results as well as to assess competitive pay levels in the food and life sciences industries. Similarly, the Committee revised the Company’s peer group again for fiscal year 2017, with Amplify Snack Brands being added, while Inventure Foods and Snyder’s Lance being removed.

Our fiscal year 2017 peer group consisted of the following companies:

Albany Molecular Research	John B Sanfilippo & Son
Amplify Snack Brands	Lancaster Colony
Anika Therapeutics	Limoneira
Calavo Growers	National Beverage
Cal-Maine Foods	Omega Protein
CryoLife,	Seneca
Farmer Bros.	SunOpta
J&J Snack Foods	Surmodics

Peer group data is gathered with respect to base salary, bonus targets and all equity and non-equity awards (including stock options, performance shares, restricted stock and long-term, cash-based awards).

The Committee does not benchmark compensation to a particular level, but rather uses competitive market data as one reference point among several when determining appropriate pay levels. On an overall basis, Landec’s goal is to target total compensation for Named Executive Officers at a level that is competitive with the 50th percentile within the selected peer group for the Named Executive Officers, but other important considerations include each executive's particular experience, unique and critical skills, scope of responsibilities, proven performance, succession management and retention considerations, and the need to recruit new executives. The Committee analyzes base pay, target cash compensation and target total direct compensation within this broader context.

V.	Elements of Compensation

As outlined above, there are three major elements that comprise Landec’s compensation program: (i) base salary; (ii) annual cash incentive opportunities; and (iii) long-term incentives, in the form of stock options and/or RSU awards, as well as long-term, performance-based cash awards.

Base Salaries

The base salaries of executive officers are set at levels intended to be competitive with those companies in our peer group with which we compete for executive talent. In determining base salary, the Committee also considers factors such as:

●	job performance
●	skill set
●	prior experience
●	the executive’s time in his or her position with Landec
●	internal consistency regarding pay levels for similar positions or skill levels within the Company
●	external pressures to attract and retain talent, and
●	market conditions generally.

   Base salaries are not adjusted annually but are generally adjusted when the Committee judges that a change is warranted by a change in an executive officer’s responsibilities, demonstrated performance or relevant market data.

In fiscal years 2017 and 2016, our NEO base salaries were as follows:

Name	FY 2017	FY 2016	% Change
Molly A. Hemmeter	475,000	426,000	11.5%
Gregory S. Skinner	380,000	380,000	0.0%
Ronald L. Midyett	340,000	340,000	0.0%
Larry D. Hiebert	300,000	300,000	0.0%
Steven P. Bitler	275,000	273,461	0.6%

Ms. Hemmeter has only been in her role since October 2015. When Ms. Hemmeter was promoted to President and CEO, her compensation was initially positioned at approximately the 25th percentile, in light of the fact that she was new to the President and CEO role. Having demonstrated a proven track record of success in her new role, the Committee is making adjustments to more closely align her compensation with the median of the competitive market.

Annual Cash Incentive Award Plan

Landec maintains an annual cash incentive award plan (the “Cash Incentive Award Plan”) for senior executives to encourage and reward achievement of Landec’s business goals and to assist Landec in attracting and retaining executives by offering an opportunity to earn a competitive level of compensation. This plan is consistent with our overall pay-for-performance philosophy and our goal of attracting and retaining top level executive officers in the industry.

In keeping with our pay for performance philosophy, a portion of our executive’s annual compensation is “at risk” compensation. This has resulted in most of our NEOs not receiving any annual cash incentive award or only a portion of their targeted award in a majority of recent years. This was also the case in fiscal year 2017, where despite a strong year in terms of overall achievements, Apio did not achieve its revenue and operating income targets due to a variety of factors, such as certain customers deciding to change to a multi-sourcing strategy resulting in the loss of some business at Apio and the Company’s long-term strategic decision to discontinue certain low-margin Apio business, which resulted in Apio not achieving its minimum targets for the payment of that portion of the annual cash incentive award in fiscal year 2017.

Award targets are set as a percentage of base salary. Incentive award targets and ranges are typically set early in each fiscal year, together with specific criteria for corporate, business unit and individual objectives. The overall corporate and business unit objectives are intended to be challenging but achievable. Such objectives are based on actual performance compared to predetermined financial performance targets, which are weighted depending upon whether the employee is a member of a business unit or the corporate staff. Incentive award targets and criteria for executive officers are subject to approval by the Committee.

Fiscal Year 2017 Cash Incentive Award Plan

At the beginning of fiscal year 2017, the Committee approved the 2017 Cash Incentive Award Plan for the year which included financial objectives for each business unit and at the corporate level on a consolidated basis. The financial objectives were based on the internally-developed financial plan for the fiscal year. The 2017 Cash Incentive Award Plan was based on established targets for revenues and operating income for each business unit and consolidated Landec results.

For fiscal year 2017, the CEO’s target cash incentive award was 100% of her base salary, and the other Named Executive Officers’ target incentive awards ranged from 40% to 60% of their base salary.

In fiscal year 2017, performance measures were broken into two buckets:

Strategic goals: “All or nothing” strategic goals (20% weighting)

Financial goals: target revenue and operating income (80% weighting)

For Ms. Hemmeter and Mr. Skinner, each award target was based on consolidated Landec performance; for Mr. Midyett, the award targets was based on Apio’s annual financial results; for Mr. Hiebert, the award target was based on Lifecore’s annual financial results and for Dr. Bitler, the award target was based on several specific financial goals related to the success and advancement of the Company’s BreatheWay® technology and overall Landec results. No bonuses are payable if revenue or operating income was less than 80% of the target amounts; bonuses can exceed the target bonus for each NEO based on the business unit and/or consolidated Landec results exceeding the targeted amounts.

Based on the metrics described above, the Named Executive Officers’ target incentive awards and actual amounts earned for fiscal year 2017 were as follows:

Name	Target as % of Base Salary	Target ($)	Actual Earned 2017 Incentive Award ($)
Molly A. Hemmeter	100%	$475,000	$331,088
Gregory S. Skinner	60%	$228,000	$158,922
Ronald L. Midyett	50%	$170,000	$34,000
Larry D. Hiebert	50%	$150,000	$157,525
Steven P. Bitler	40%	$110,000	$49,336

Long-Term Incentive Compensation

Landec provides long-term incentive compensation through equity-based and cash-based awards intended to align the interests of officers with those of the stockholders by creating an incentive for officers to maximize long-term stockholder value. At the same time, our long-term awards are designed to encourage officers to remain employed with Landec despite a competitive labor market in our industry.

Award Types

Awards to eligible employees, including Named Executive Officers, are generally made on an annual basis. Equity-based awards typically take the form of stock options and RSUs, and are generally granted with a three-year vesting schedule. For fiscal year 2017, we also introduced performance-based cash awards to be paid under the LTIP.

Landec grants stock options because they can be an effective tool for meeting Landec’s compensation goal of increasing long-term stockholder value. Employees are able to profit from stock options only if Landec’s stock price increases in value over the stock option’s exercise price. Landec grants RSUs because they provide a more predictable value to employees than stock options, and therefore are efficient tools in retaining and motivating employees, while also serving as an incentive to increase the value of Landec’s stock. RSUs also can be a more efficient means of using equity plan share reserves because fewer RSUs are needed to provide a retention and incentive value as compared to awards of stock options. Finally, we have introduced a performance-based cash LTIP to provide an incentive vehicle directly linked to our strategic goal of focusing on ROIC. We have chosen a cash-based plan to help manage our equity burn rate and avoid dilution. When earned, the cash received by an executive in the LTIP must be placed in a deferred compensation account for a minimum of one year before it can be drawn.

LTI Grants in Fiscal Year 2017

In general, the number of long-term incentive awards granted to each executive officer is determined based on a number of qualitative factors, considered holistically, including an analysis of competitive market data, the officer’s degree of responsibility, general level of performance, ability to affect future Company performance, salary level and recent noteworthy achievements, as well as prior years’ awards.

During fiscal year 2017, the Committee granted equity awards to executive officers, including our Named Executive Officers, as follows:

Name	Stock Options (#)	RSUs (#)
Molly A. Hemmeter	150,000	97,406
Gregory S. Skinner	—	17,826
Ronald L. Midyett	—	14,290
Larry D. Hiebert	—	13,450
Steven P. Bitler	—	—

Additionally, the Committee set the following individual target amounts for the cash-based awards to be paid under the LTIP for our NEOs, based on achieving a specific ROIC target for fiscal year 2019:

Name	Target Amount
Molly A. Hemmeter	$327,100
Gregory S. Skinner	$123,000
Ronald L. Midyett	$98,600
Larry D. Hiebert (1)	$92,800

(1)	Mr. Hiebert will not receive any payment under the LTIP due to his retirement at the end of fiscal year 2017.

Each participant who continues as an employee will receive a payout that is a percentage of their individual target amount, based on a ratio of the actual ROIC to the target ROIC. The payout scale will be as follows:

Actual ROIC as a % of Target ROIC	% of Individual Target Paid
130% and above	130%
115%	115%
100%	100%
90%	75%
80%	50%
less than 80%	0%

VI.	Additional Compensation Policies and Practices

Clawback Policy

In May 2014, the Board of Directors adopted an executive compensation clawback policy, which provides for recoupment of executive incentive compensation in the event of certain restatements of the financial results of the Company. Under the policy, in the event of a substantial restatement of the Company’s financial results due to material noncompliance with financial reporting requirements, if the Board of Directors determines in good faith that any portion of a current or former executive officer’s incentive compensation was paid as a result of such noncompliance, then the Company may recover that portion of such compensation that was based on the erroneous financial data. In determining whether to seek recovery of compensation, the Board of Directors or the Committee may take into account any considerations it deems appropriate, including whether the assertion of a claim may violate applicable law or adversely impact the interests of the Company in any related proceeding or investigation, the extent to which the executive officer was responsible for the error that resulted in the restatement, and the cost and likely outcome of any potential litigation in connection with the Company’s attempts to recoup such compensation.

Executive Stock Ownership Requirements

To promote a focus on long-term growth and to align the interests of the Company’s officers and directors with those of its stockholder, the Board of Directors has adopted stock ownership guidelines requiring certain minimum ownership levels of Common Stock, based on position:

Position	Requirement
Chief Executive Officer	5x base salary
Other executive officers	3x base salary
Non-executive directors	3x annual retainer

For purposes of the guidelines, the value of a share of Common Stock is measured as the greater of (i) the then current market price or (ii) the closing price of a share of Common Stock on the date when the stock was acquired, or the vesting date in the case of RSUs.

Newly-appointed executive officers have five years from the date they are appointed or promoted to meet these guidelines. In the event of an increase in base salary, the executive officer will have two years from the date of the increase to acquire any additional shares or RSUs needed to meet the guidelines. Until the required ownership level is reached, executive officers are required to retain 50% of net shares acquired upon any future vesting of RSUs and/or exercise of stock options, after deducting shares used to pay any applicable taxes and/or exercise price.

Nonqualified Deferred Compensation Plan

On July 25, 2013, the Board approved the Nonqualified Deferred Compensation Plan (the “Deferral Plan”) for non-employee directors and certain participating employees, including the Named Executive Officers. The Deferral Plan is administered by a committee consisting of the Chief Executive Officer and the Chief Financial Officer of the Company or persons designated by them. The Deferral Plan allows non-employee directors to defer up to 100% of the fees earned for their service as director and allows participating employees to defer up to 50% of their base salary and up to 100% of their annual cash bonus. In addition, any amounts earned by an executive under the LTIP must be placed in a Deferral Plan account for a minimum of one year. Any amounts deferred by a participating employee are invested on behalf of the participating employee, and any investment returns earned thereon are credited to the participating employee’s account. Investment options are determined by the committee that administers the Deferral Plan. Each participating employee may designate the investment option or options for his or her account and may change those investment options at any time.

A participating employee may elect to receive distributions from his or her account beginning in a specified payment year no sooner than three years after the calendar year to which the deferred compensation relates, to be paid in a lump sum or in annual installments not to exceed ten years, according to the participating employee’s election. This election is made at the time when the participating employee makes an election to defer compensation. The participating employee may subsequently elect to delay the year in which deferred compensation is paid, provided that such election must be made at least 12 months before the year in which payment was previously scheduled to occur, must specify a new payment year that is at least five years after the year in which payment was to be made and will not take effect for 12 months. A participating employee will also receive distributions upon the occurrence of certain events specified in Deferral Plan, including termination of employment.

The Company has the discretion, but not the obligation, to make contributions to the Deferral Plan for the benefit of the participating employees, subject to the terms and conditions of the Deferral Plan.

401(k) Plan and Other Generally Available Benefit Programs

Landec maintains a tax-qualified 401(k) plan which provides for broad-based employee participation. Under the 401(k) Plan, all Landec employees are eligible to receive matching contributions from Landec. The 401(k) Plan is a safe harbor plan (as defined in the Internal Revenue Code of 1986) with a safe harbor match of 100% on the first 3% of deferrals and 50% on the next 2% of each participant’s pretax contributions; and the match is calculated and paid to participants’ accounts on a payroll-by-payroll basis, subject to applicable federal limits. The 401(k) Plan does not have an associated vesting schedule. Landec also makes an annual “reconciling match” by recalculating the regular matching contribution as if it were paid on an annualized, instead of payroll-by-payroll, basis. If the annualized matching contribution would have been higher, Landec makes a contribution to the participant’s account in an amount equal to the difference between the two amounts. Other than the 401(k) Plan, Landec does not provide defined benefit pension plans or defined contribution retirement plans to its executives or other employees.

Landec also offers a number of other benefits to the Named Executive Officers pursuant to benefit programs that provide for broad-based employee participation. These benefit programs include medical, dental and vision insurance, long-term and short-term disability insurance, life and accidental death and dismemberment insurance, health and dependent care flexible spending accounts, wellness programs, educational assistance and certain other benefits.

The 401(k) Plan and other generally available benefit programs allow Landec to remain competitive with respect to employee talent, and Landec believes that the availability of the benefit programs generally enhances employee productivity and loyalty to Landec. The main objectives of Landec’s benefit programs are to give our employees access to quality healthcare, financial protection from unforeseen events, assistance in achieving retirement financial goals and enhanced health and productivity. These generally available benefits typically do not specifically factor into decisions regarding an individual executive’s total compensation or equity award package.

Employment Agreements

Chief Executive Officer

On October 15, 2015 the Company entered into an executive employment agreement with Ms. Hemmeter (the “Hemmeter Agreement”) setting forth the terms of her employment. The Hemmeter Agreement expires on December 31, 2018 unless renewed or extended by both parties, and provides that Ms. Hemmeter shall be paid an annual base salary of $475,000 (which was increased to $525,000 effective at the beginning of fiscal year 2018) through the term of the Hemmeter Agreement, and continue to participate in the annual Cash Incentive Award Plan. Ms. Hemmeter is also eligible for grants of equity-based awards at such times and in such amounts as determined by the Committee. See the section entitled “Employment Contracts and Potential Payments upon Termination or Change in Control” for a further discussion of the terms of the Hemmeter Agreement.

In making decisions with respect to Ms. Hemmeter’s salary, target bonus and equity compensation grant, the Committee relied on the peer group data described above and gave considerable weight to the Chief Executive Officer’s significant and direct influence over Landec’s overall performance.

Other Named Executive Officers

On October 15, 2015, the Company entered into a new executive employment agreement with Mr. Skinner (the “Skinner Agreement”) setting forth the terms of his employment. The Skinner Agreement expires on December 31, 2018 unless renewed or extended by both parties, and provides that Mr. Skinner shall be paid an annual base salary of $380,000 through the term of the Skinner Agreement, and continue to participate in the annual Cash Incentive Award Plan. Mr. Skinner is also eligible for grants of equity-based awards at such times and in such amounts as determined by the Committee. See the section entitled “Employment Contracts and Potential Payments upon Termination or Change in Control” for a further discussion of the terms of the Skinner Agreement.

In making decisions with respect to base salary for Named Executive Officers other than the CEO, the Committee reviews peer group data as described above and takes into account the date of the most recent adjustment in the base pay of each Named Executive Officer.

Compliance with Internal Revenue Code Section 162(m)

Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a tax deduction to public companies for certain compensation in excess of $1 million paid to a company’s executive officers. Certain compensation, including qualified performance-based compensation, will not be subject to the deduction limit if specified requirements are met. The Committee reviews the potential effect of Section 162(m) periodically and may seek to structure the long-term incentive compensation granted to Named Executive Officers in a manner that is intended to avoid disallowance of deductions under Section 162(m). Nevertheless, there can be no assurance that compensation attributable to long-term incentive awards will be treated as qualified performance-based compensation under Section 162(m). In addition, the Committee reserves the right to authorize compensation payments that may be in excess of the limit when the Committee believes such payments are appropriate and in the best interest of Landec and its stockholders, after taking into consideration changing business conditions and the performance of its employees.

Compensation Committee Interlocks and Insider Participation

The Committee is composed of Dr. Sohn (Chairperson), Dr. Bolles and Mr. Frank. During fiscal year 2017, none of the Company’s executive officers served on the board of directors of any entities whose directors or officers serve on the Committee. None of the Committee’s current or former members has at any time been an officer or employee of Landec. None of Landec’s executive officers currently serve, or in the past fiscal year have served, as members of the board of directors or compensation committee of any entity that has one or more of its executive officers serving on Landec’s Board of Directors or the Committee.

Compensation Committee Report

The information contained in this report shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that Landec specifically incorporates it by reference into a document filed under the Securities Act or the Exchange Act.

The Committee has reviewed and discussed with management the Compensation Discussion and Analysis for fiscal year 2017. Based on the review and discussions, the Committee recommended to the Board of Directors, and the Board of Directors has approved, that the Compensation Discussion and Analysis be included in Landec’s Proxy Statement for its 2017 Annual Meeting of Stockholders and incorporated into our Annual Report on Form 10-K for the fiscal year ended May 28, 2017.

This report is submitted by the Committee:

Catherine A. Sohn, Pharma. D. (Chairperson)

Al Bolles, Ph.D.

Fred Frank

Summary Compensation

The following table shows compensation information for fiscal years 2017, 2016 and 2015 for the Named Executive Officers.

Summary Compensation Table

Name and Principal Position	Year	Salary ($) (1)	Stock Awards ($) (2)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($) (4)	All Other Compensation ($) (5)	Total ($)

Molly A. Hemmeter	2017	475,000	1,221,703	337,256	331,088	19,896	2,384,943
President and Chief Executive	2016	426,000	—	—	—	17,320	443,320
Officer	2015	345,000	1,439,000	1,026,900	195,079	12,906	3,018,885

Gregory S. Skinner	2017	380,000	245,999	—	158,922	10,975	795,896
Chief Financial Officer and	2016	380,000	—	—	—	18,290	398,290
Vice President of Finance and	2015	325,000	215,850	154,035	155,832	12,114	862,831
Administration

Ronald L. Midyett	2017	340,000	197,202	—	34,000	26,014	597,216
Vice President, Chief Operating Officer and	2016	340,000	—	—	—	26,014	366,014
President of Apio, Inc	2015	340,000	143,900	102,690	192,246	27,652	806,488

Larry D. Hiebert	2017	300,000	185,610	—	157,525	13,839	656,974
President of Lifecore Biomedical, Inc.	2016	300,000	56,800	40,393	199,119	12,895	609,207
and Vice President of Landec	2015	300,000	107,925	77,018	30,000	14,339	529,282

Steven P. Bitler	2017	275,000	—	—	49,336	11,137	335,473
Vice President of Corporate	2016	273,461	—	—	—	11,029	284,490
Technology	2015	243,750	71,950	51,300	75,119	10,686	452,805

(1)	Includes amounts (if any) deferred at the election of the Named Executive Officer pursuant to the Deferral Plan.

(2)

Amounts shown do not reflect compensation actually received by the Named Executive Officer. Instead, the amounts shown are the aggregate grant date fair value of RSUs granted during fiscal year 2017 computed for financial statement reporting purposes in accordance with ASC 718. The assumptions used to calculate the value of the RSU awards are set forth under Note 1 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended May 28, 2017. In accordance with SEC rules, these amounts exclude estimates of forfeitures in the case of awards with service-based vesting conditions.

(3)

Amounts shown do not reflect compensation actually received by the Named Executive Officer. Instead, the amounts shown are the aggregate grant date fair value of stock options granted during fiscal year 2017 computed for financial statement reporting purposes in accordance with ASC 718. The assumptions used to calculate the value of stock option awards are set forth under Note 1 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended May 28, 2017. In accordance with SEC rules, these amounts exclude estimates of forfeitures in the case of awards with service-based vesting conditions.

(4)	Amounts consist of bonuses earned for meeting and/or exceeding financial performance targets in fiscal years 2017, 2016 and 2015 under the Company’s annual Cash Incentive Award Plans.

(5)

Amounts consist of Company-paid life insurance and an employer 401(k) match for all Named Executive Officers. The amount shown for Mr. Hiebert also include Company-paid disability insurance for which Mr. Hiebert, is the beneficiary. For Mr. Midyett, the amount shown includes an annual car allowance of $15,000. For Ms. Hemmeter, the amount includes a car allowance expense of $8,336.

 Grants of Plan-Based Awards

The following table shows all plan-based awards granted to the Named Executive Officers during fiscal year 2017. The option awards and the unvested portion of the stock awards identified in the table below are also reported in the “Outstanding Equity Awards at Fiscal 2017 Year-End” table on the following page.

Grants of Plan-Based Awards

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of	All Other Option Awards: Number of Securities	Exercise or Base Price of Option	Grant Date Fair Value of Stock and Option
	Grant	Threshold	Target	Maximum	Stock	Underlying	Awards	Awards
Name	Date	($)	($)	($)	or Units (#)	Options (#)	($/share)	($) (2)
Molly A. Hemmeter		—	475,000	N/A	—	—	—	—
	10/20/2016				47,406	—	—	654,203
	07/21/2016				50,000			567,500
	07/21/2016					150,000	11.35	337,256

Gregory S. Skinner		—	228,000	N/A	—	—	—	—
	10/20/2016				17,826	—	—	245,999

Ron Midyett		—	170,000	N/A	—	—	—	—
	10/20/2016				14,290	—	—	197,202

Larry D. Hiebert		—	150,000	N/A	—	—	—	—
	10/20/2016				13,450	—	—	185,610

Steve P. Bitler		—	110,000	N/A	—	—	—	—

(1)

Amounts shown are estimated payouts for fiscal year 2017 to the Named Executive Officers under the 2017 Cash Incentive Award Plan. The target amount is based on a percentage of the individual’s fiscal year 2017 base salary. All executives received a cash incentive award for fiscal year 2017. For more information on these awards, including the amount actually paid, see “Compensation Discussion and Analysis-Annual Cash Incentive Award Plan.”

(2)

The value of a stock award or option award is based on the fair value as of the grant date of such award determined pursuant to ASC 718. Stock awards consist only of RSUs. The exercise price for all options granted to the Named Executive Officers is 100% of the fair market value of Landec Common Stock on the grant date. The option exercise price has not been deducted from the amounts indicated above. Regardless of the value placed on a stock option on the grant date, the actual value of the option will depend on the market value of Landec Common Stock at such date in the future when the option is exercised. The value of the option following this exercise does not include the option exercise price. All options vest at the rate of 1/36th per month and therefore all options are fully vested three years after the date of grant. RSUs typically vest on the third anniversary of the date of grant but the grants made on October 20, 2016 in connection with the LTIP have half of the RSUs cliff vesting on the first anniversary of the grant date and the other half vesting on the second anniversary of the grant date.

Equity Awards

The following table shows all outstanding equity awards held by the Named Executive Officers at the end of fiscal year 2017. The awards for fiscal year 2017 identified in the table below are also reported in the “Grants of Plan-Based Awards” table on the previous page.

Outstanding Equity Awards at Fiscal 2017 Year-End

		Option Awards				Stock Awards
		Number of Securities Underlying Unexercised Options	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares Or Units of Stock That Have Not Vested
Name	Grant Date	Exercisable	(#) (1)	($)	Date	(#) (2)	($) (3)

Molly A. Hemmeter	10/20/2016	—	—	—	—	47,406	647,092
	07/21/2016	41,666	108,334	11.35	07/21/2023	50,000	682,500
	05/28/2015	199,500	100,500	14.39	05/28/2022	100,000	1,365,000
	06/07/2013	30,000	—	14.30	06/07/2020	—	—

Gregory S. Skinner	10/20/2016	—	—	—	—	17,826	243,325
	05/28/2015	30,000	15,000	14.39	05/28/2022	15,000	204,750
	06/07/2013	30,000	—	14.30	06/07/2020	—	—

Ronald L. Midyett	10/20/2016	—	—	—	—	14,290	195,059
	05/28/2015	20,000	10,000	14.39	05/28/2002	10,000	136,500
	06/07/2013	30,000	—	14.30	06/07/2020	—	—

Larry D. Hiebert	10/20/2016	—	—	—	—	13,450	183,593
	05/25/2016	5,000	10,000	11.36	05/23/2023	5,000	68,250
	05/28/2015	15,000	7,500	14.39	05/28/2022	7,500	102,375
	06/07/2013	18,000	—	14.30	06/07/2020
			—			—	—

Steven P. Bitler	05/28/2015	10,000	5,000	14.39	05/28/2022	5,000	68,250
	06/07/2013	5,000	—	14.30	06/07/2020	—	—

(1)

All options vest at the rate of 1/36 per month over a three-year period from date of grant, other than the option for 300,000 shares granted to Molly Hemmeter on May 28, 2015, which vests at the rate of 1/3 on first anniversary of the date of grant and then 1/36 monthly thereafter.

(2)

The RSUs typically vest on the third anniversary of the date of grant, except that the RSUs granted on October 20, 2016 in connection with the LTIP have half of the RSUs cliff vesting on the first anniversary of the grant date and the other half vesting on the second anniversary of the grant date.

(3)	Value is based on the closing price of the Company’s Common Stock of $13.65 on May 28, 2017 as reported on the Nasdaq Global Select Market.

Option Exercises and Stock Vested

The following table shows all stock options exercised and the value realized upon exercise and the number of stock awards vested and the value realized upon vesting by the Named Executive Officers during fiscal year 2017.

Option Exercises and Stock Vested For Fiscal 2017

	Option Awards			Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of shares withheld to cover exercise price and taxes (#) (2)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)	Number of shares withheld to cover taxes (#) (2)
Molly A. Hemmeter	37,500	287,625	19,495	10,000	115,400	3,758
Gregory S. Skinner	75,000	681,572	36,160	10,000	115,400	3,758
Ronald L. Midyett	—	—	—	10,000	115,400	3,719
Larry D. Hiebert	2,500	16,925	1,135	6,000	69,240	1,962
Steven P. Bitler	45,000	336,700	16,872	1,667	19,237	—

(1)

The value realized equals the difference between the option exercise price and the fair market value of Landec Common Stock on the date of exercise, multiplied by the number of shares for which the option was exercised.

(2)	Indicates shares withheld at the election of the Named Executive Officer to cover the exercise price and/or the taxes owed on the exercise of the option or the vesting of the stock award.

Nonqualified Deferred Compensation

The following table shows all compensation deferred by the Named Executive Officers, and earnings on such deferred compensation, under the Deferral Plan during fiscal year 2017.

Nonqualifed Deferred Compensation

Name	Executive Contributions in Fiscal Year 2017 ($) (1)	Registrant Contributions in Fiscal Year 2017 ($)	Aggregate Earnings in Fiscal Year 2017 ($) (2)	Aggregate Withdrawals in Fiscal Year 2017 ($)	Aggregate Balance at End of Fiscal Year 2017 ($)
Molly A. Hemmeter	—	—	24,019	—	226,460
Gregory S. Skinner	—	—	—	—	—
Ronald L. Midyett	—	—	—	—	—
Larry D. Hiebert	—	—	—	—	—
Steven P. Bitler	—	—	—	—	—

(1)	Contributions reported in this column are reported as compensation in the Salary column of the Summary Compensation Table.
(2)	Amounts reported in this column represent the aggregate earnings accrued and credited to a Named Executive Officer’s account during fiscal year 2017.

Employment Contracts and Potential Payments upon Termination or Change in Control

Employment Contracts

On October 15, 2015, the Company entered into an executive employment agreement with Ms. Hemmeter, (the “Hemmeter Agreement”) setting forth the terms of her employment. The Hemmeter Agreement expires on December 31, 2018 unless renewed or extended by both parties, and provides that Ms. Hemmeter shall be paid an annual base salary of $475,000 (which was increased to $525,000 effective at the beginning of fiscal year 2018) through the term of the Hemmeter Agreement (unless modified by the Compensation Committee), and continue to participate in the annual Cash Incentive Award Plan. Ms. Hemmeter is also eligible for grants of equity-based awards at such times and in such amounts as determined by the Compensation Committee.

The Hemmeter Agreement provides that upon Ms. Hemmeter’s death or disability, the Company shall pay Ms. Hemmeter or her estate her unpaid base salary and the pro rata portion of her annual cash incentive award through the date of termination.

Ms. Hemmeter agreed, as part of the Hemmeter Agreement, not to solicit, induce, recruit, encourage or take away employees or consultants of the Company for a period of two years following her termination. In addition, Ms. Hemmeter agreed not to solicit any licensor to or customer of the Company for a period of two years following her termination.

On October 15, 2015, the Company entered into a new executive employment agreement with Mr. Skinner (the “Skinner Agreement”) setting forth the terms of his employment. The Skinner Agreement expires on December 31, 2018 unless renewed or extended by both parties, and provides that Mr. Skinner shall be paid an annual base salary of $380,000 through the term of the Skinner Agreement (unless modified by the Compensation Committee), and continue to participate in the annual Cash Incentive Award Plan. Mr. Skinner is also eligible for grants of equity-based awards at such times and in such amounts as determined by the Compensation Committee.

The Skinner Agreement provides that upon Mr. Skinner’s death or disability, the Company shall pay Mr. Skinner or his estate his unpaid base salary and the pro rata portion of his annual cash incentive award through the date of termination.

Mr. Skinner agreed, as part of the Skinner Agreement, not to solicit, induce, recruit, encourage or take away employees or consultants of the Company for a period of two years following his termination. In addition, Mr. Skinner agreed not to solicit any licensor to or customer of the Company for a period of two years following his termination.

Potential Payments upon Termination or Change in Control

If Ms. Hemmeter is terminated without cause or if she terminates her employment for good reason (generally, any relocation of Ms. Hemmeter’s place of employment, reduction in salary, reduction in her target bonus amount or material reduction of her duties or authority), Ms. Hemmeter will receive a severance payment equal to 100% of her annual base salary over a twelve month period, a pro-rated portion of any annual cash incentive award to which she is entitled and a one-year acceleration of her unvested stock options and other equity awards, and the Company will pay the monthly premiums for health insurance coverage for Ms. Hemmeter (and her spouse and eligible dependents) for the maximum period permitted under COBRA or until such earlier time as Ms. Hemmeter receives substantially equivalent health insurance coverage in connection with new employment. In addition, the Hemmeter Agreement provides that if Ms.Hemmeter is terminated without cause or terminates her employment for good reason within two (2) years following a “change of control,” Ms. Hemmeter will receive a severance payment equal to 150% of her annual base salary over a twelve month period, a pro-rated portion of any annual cash incentive award to which she is entitled and the Company will pay the monthly premiums for health insurance coverage for Ms. Hemmeter (and her spouse and eligible dependents) for the maximum period permitted under COBRA or until such earlier time as Ms. Hemmeter receives substantially equivalent health insurance coverage in connection with new employment. In the event of a “change of control,” all of Ms. Hemmeter’s unvested stock options and other equity awards shall immediately vest and become exercisable.

If Mr. Skinner is terminated without cause or if he terminates his employment for good reason (generally, any relocation of Mr. Skinner’s place of employment, reduction in salary, reduction in his target bonus amount or material reduction of his duties or authority), Mr. Skinner will receive a severance payment equal to 100% of his annual base salary over a twelve month period, a pro-rated portion of any annual cash incentive award to which he is entitled and a one-year acceleration of his unvested stock options and other equity awards, and the Company will pay the monthly premiums for health insurance coverage for Mr. Skinner (and his spouse and eligible dependents) for the maximum period permitted under COBRA or until such earlier time as Mr. Skinner receives substantially equivalent health insurance coverage in connection with new employment. In addition, the Skinner Agreement provides that if Mr. Skinner is terminated without cause or terminates his employment for good reason within two (2) years following a “change of control,” Mr. Skinner will receive a severance payment equal to 150% of his annual base salary over a twelve month period and a pro-rated portion of any annual cash incentive award to which he is entitled and the Company will pay the monthly premiums for health insurance coverage for Mr. Skinner (and his spouse and eligible dependents) for the maximum period permitted under COBRA or until such earlier time as Mr. Skinner receives substantially equivalent health insurance coverage in connection with new employment. In the event of a “change of control,” all of Mr. Skinner’s unvested stock options and other equity awards shall immediately vest and become exercisable.

If Ms. Hemmeter’s or Mr. Skinner’s employment with the Company had been terminated without cause or for good reason not in connection with a change of control of the Company on May 28, 2017, the last day of Landec’s fiscal year 2017, Ms. Hemmeter and Mr. Skinner would have received the following severance benefits under the Hemmeter Agreement and Skinner Agreement, respectively:

Name	Base Salary (1)	Bonus Payment	Accelerated Vesting of Options (2)	Accelerated Vesting of RSUs (3)	Post-Termination Health Insurance Premiums (4)	Total
Molly A. Hemmeter	$475,000	$331,088	$249,168	$1,688,547	$23,472	$2,767,275
Gregory S. Skinner	$380,000	$158,922	$—	$326,412	$23,472	$888,806

(1)	Reflects potential payments based on salaries as of May 28, 2017.
(2)

A portion of unvested options for Ms. Hemmeter and all unvested options for Mr. Skinner are out of the money (exercise price above stock price as of May 28, 2017) and therefore there is no value to the acceleration for those options.

(3)

Accelerating the vesting of the outstanding RSUs by one year would result in 123,703 and 23,913 of the currently outstanding RSUs vesting as of May 28, 2017 for each of Ms. Hemmeter and Mr. Skinner, respectively.

(4)	Represents the maximum amount of premiums that would have been paid under COBRA on behalf of Ms. Hemmeter and Mr. Skinner

If Ms. Hemmeter’s or Mr. Skinner’s employment with the Company had been terminated without cause or for good reason in connection with a change of control of the Company on May 28, 2017, the last day of Landec’s fiscal year 2017, Ms. Hemmeter and Mr. Skinner would have received the severance benefits under the Hemmeter Agreement and Skinner Agreement, respectively, set forth above, except that amounts received for base salary would have been $712,500 and $570,00 for Ms. Hemmeter and Mr. Skinner, respectively, and the amounts received for the acceleration of RSUs would have been $2,694,592 and $448,075 for Ms. Hemmeter and Mr. Skinner, respectively. Therefore total compensation would have been $4,010,820 and $1,200,469 for Ms. Hemmeter and Mr. Skinner, respectively.

Policies and Procedures with Respect to Related Party Transactions

The Audit Committee, all of whose members are independent directors, reviews and approves in advance all related party transactions (other than compensation transactions). In reviewing related party transactions, the Audit Committee takes into account factors it deems appropriate, such as whether the related party transaction is on terms no less favorable than terms generally available to an unrelated third party under the same or similar conditions and the extent of the related party’s interest in the transaction. To identify related party transactions, each year we require our executive officers and directors to complete a questionnaire identifying any transactions between the Company and the respective executive officer or director and their family members or affiliates. Additionally, under the Company’s Code of Ethics, directors, officers and all other employees and consultants are expected to avoid any relationship, influence or activity that would cause, or even appear to cause, a conflict of interest.

Certain Relationships and Related Transactions

Apio sells products to and earns license fees from Windset Holdings 2010 Ltd., a Canadian corporation (“Windset”). Apio holds a 26.9% equity interest in Windset. During fiscal year 2017, Apio recognized $514,000 of revenues from Windset.

Additionally, unrelated to the revenue transactions above, Apio purchases produce from Windset for sale to third parties. During fiscal year 2017, Apio purchased $22,000 of produce from Windset.

 SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and holders of more than ten percent of the Company’s Common Stock are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely upon review of the copies of such reports filed with the SEC and written representations that no other reports were required, during the fiscal year ended May 28, 2017 all Section 16(a) filing requirements applicable to the Company’s officers, directors and holders of more than ten percent of the Company’s Common Stock were satisfied.

OTHER MATTERS

The Board of Directors knows of no other matters to be submitted to the stockholders at the annual meeting. If any other matters properly come before the meeting, then the persons named in the enclosed form of proxy will vote the shares they represent in such manner as the Board of Directors may recommend.

It is important that the proxies be returned promptly and that your shares be represented. Stockholders are urged to mark, date, execute and promptly return the accompanying proxy card in the enclosed envelope or vote their shares by telephone or via the Internet.

BY ORDER OF THE BOARD OF DIRECTORS /s/ Geoffrey P. Leonard GEOFFREY P. LEONARD SECRETARY

Menlo Park, California

August 23, 2017

Appendix A

FIRST AMENDMENT

to the

LANDEC CORPORATION

2013 STOCK INCENTIVE PLAN

WHEREAS, Landec Corporation (the “Corporation”) adopted the Landec Corporation 2013 Stock Incentive Plan (the “Plan”), effective October 10, 2013 (the “Effective Date”); and

WHEREAS, the Board of Directors has determined that it is in the best interests of the Corporation and its stockholders to amend the Plan to increase the number of shares of common stock available for issuance under the Plan by 1,000,000 shares from 2,000,000 to 3,000,000, subject to stockholder approval.

NOW THEREFORE, the Plan is hereby amended as follows:

1.     Section 5.1 of the Plan is hereby deleted in its entirety and replaced with the following:

“5.1     Basic Limitation. The stock issuable under the Plan shall be authorized but unissued Shares. The aggregate number of Shares reserved for Awards under the Plan shall not exceed 3,000,000 Shares, subject to adjustment pursuant to Section 10. For sake of clarity, all Shares issued and issuable pursuant to any Awards granted under the Plan on or after the Effective Date shall count against the 3,000,000 Share limit. The aggregate maximum number of Shares that may be issued in connection with ISOs shall be 3,000,000 Shares.”

2.     This Amendment shall become effective upon stockholder approval. Except as amended herein, the terms of the Plan shall remain in full force and effect.

IN WITNESS WHEREOF, the undersigned has executed this First Amendment to the Landec Corporation 2013 Stock Incentive Plan on August 23, 2017, to become effective upon stockholder approval of this Amendment.

LANDEC CORPORATION

By: /s/ Molly A. Hemmeter
Name: Molly A. Hemmeter
Title: President and Chief Executive Officer

APPENDIX A

LANDEC CORPORATION
2013 STOCK INCENTIVE PLAN

SECTION 1.	INTRODUCTION.

1.1

The Landec Corporation 2013 Stock Incentive Plan will be effective (the “Effective Date”) upon its approval by an affirmative vote of the holders of a majority of the Shares that are present in person or by proxy and entitled to vote at the 2013 Annual Meeting of Stockholders of the Company. The Plan shall supersede the Existing Equity Plan effective as of the Effective Date such that no further awards shall be made under the Existing Equity Plan on or after such date. However, this Plan shall not, in any way, affect awards under the Existing Equity Plan that are outstanding as of the Effective Date. If the Company’s stockholders do not approve this Plan, no Awards will be made under this Plan and the Existing Equity Plan will continue in effect in accordance with its terms.

1.2

The purpose of the Plan is to promote the long-term success of the Company and the creation of Stockholder value by offering Key Service Providers an opportunity to share in such long-term success by acquiring a proprietary interest in the Company.

1.3

The Plan seeks to achieve this purpose by providing for discretionary Awards in the form of Options (which may constitute Incentive Stock Options or Nonstatutory Stock Options), Stock Appreciation Rights, Stock Grants and Stock Units.

1.4

The Plan shall be governed by, and construed in accordance with, the laws of the State of Delaware (except its choice-of-law provisions), and with the applicable requirements of the stock exchanges or other trading systems on which the Stock is listed or entered for trading, in each case as determined by the Committee. Capitalized terms shall have the meaning provided in Section 2 unless otherwise provided in this Plan or any related Stock Option Agreement, SAR Agreement, Stock Grant Agreement or Stock Unit Agreement.

SECTION 2.	DEFINITIONS.

2.1

“Affiliate” means any entity other than a Subsidiary if the Company and/or one or more Subsidiaries have a controlling interest in such entity. For purposes of the preceding sentence, except as the Committee may otherwise determine subject to the requirements of Treas. Reg. §1.409A-1(b)(5)(iii)(E)(1), the term “controlling interest” has the same meaning as provided in Treas. Reg. §1.414(c)-2(b)(2)(i), provided that the words “at least 50 percent” are used instead of the words “at least 80 percent” each place such words appear in Treas. Reg. §1.414(c)-2(b)(2)(i). The Company may at any time by amendment provide that different ownership thresholds (consistent with Section 409A of the Code) apply but any such change shall not be effective for twelve (12) months.

2.2	“Award” means any award of an Option, SAR, Stock Grant or Stock Unit under the Plan.

2.3	“Board” means the Board of Directors of the Company, as constituted from time to time.

2.4

“Cashless Exercise” means, to the extent that a Stock Option Agreement so provides and as permitted by applicable law, (i) a program approved by the Committee in which payment may be made all or in part by delivery (on a form prescribed by the Committee) of an irrevocable direction to a securities broker to sell Shares and to deliver all or part of the sale proceeds to the Company in payment of the aggregate Exercise Price and any applicable tax withholding obligations relating to the Option or (ii) the withholding of that number of Shares otherwise deliverable upon exercise of the Option whose aggregate Fair Market Value is equal to the aggregate Exercise Price.

2.5

“Cause” means, except as may otherwise be provided in a Participant’s employment agreement or Award agreement to the extent such agreement is in effect at the relevant time, any of the following events: (i) Participant’s willful failure substantially to perform his or her duties and responsibilities to the Company or deliberate violation of a Company policy; (ii) Participant’s commission of any act of fraud, embezzlement, dishonesty or any other willful misconduct that has caused or is reasonably expected to result in material injury to the Company; (iii) unauthorized use or disclosure by Participant of any proprietary information or trade secrets of the Company or any other party to whom the Participant owes an obligation of nondisclosure as a result of his or her relationship with the Company; or (iv) Participant’s willful breach of any of his or her obligations under any written agreement or covenant with the Company. The determination as to whether a Participant is being terminated for Cause shall be made in good faith by the Company and shall be conclusive and binding on the Participant. The foregoing definition does not in any way limit the Company’s ability to terminate a Participant’s Service at any time as provided in Section 12(a), and the term “Company” will be interpreted to include any Subsidiary, Parent, Affiliate, or any successor thereto, if appropriate.

2.6

“Change In Control” except as may otherwise be provided in a Participant’s employment agreement or Award agreement, means the first to occur of any of the following: (i) the consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization if more than 50% of the combined voting power of the continuing or surviving entity’s securities outstanding immediately after such transaction is owned by persons who were not stockholders of the Company immediately prior to such transaction; (ii) the sale, transfer or other disposition of all or substantially all of the Company’s assets; (iii) the direct or indirect sale or exchange in a single transaction or series of related transactions by the stockholders of the Company of more than 50% of the voting stock of the Company to an unrelated person or entity if more than 50% of the combined voting power of the surviving entity’s securities outstanding immediately after such transaction is owned by persons who were not stockholders of the Company immediately prior to such transaction; or (iv) a complete liquidation or dissolution of the Company.

A transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transactions.

2.7	“Code” means the Internal Revenue Code of 1986, as amended, and the regulations and interpretations promulgated thereunder.

2.8	“Committee” means a committee described in Section 3.

2.9	“Common Stock” means the Company’s common stock, par value $0.001 per share.

2.10	“Company” means Landec Corporation, a Delaware corporation.

2.11	“Consultant” means an individual who provides bona fide services to the Company, a Parent, a Subsidiary or an Affiliate, other than as an Employee or Director or Non-Employee Director.

2.12	“Covered Employees” means those persons who are subject to the limitations of Section 162(m) of the Code.

2.13

“Covered Transaction” means any of a consolidation, merger, or similar transaction or series of related transactions, including a sale or other disposition of stock, in which the Company is not the surviving corporation or which results in the acquisition of all or substantially all of the Company’s then outstanding common stock by a single person or entity or by a group of persons and/or entities acting in concert. Where a Covered Transaction involves a tender offer that is reasonably expected to be followed by a merger described herein (as determined by the Committee), the Covered Transaction will be deemed to have occurred upon consummation of the tender offer.

2.14	“Director” means a member of the Board who is also an Employee.

2.15

“Disability” means that the Participant is classified as disabled under a long-term disability policy of the Company or, if no such policy applies, the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months.

2.16	“Employee” means any individual who is a common law employee of the Company, a Parent, a Subsidiary or an Affiliate.

2.17	“Exchange Act” means the Securities Exchange Act of 1934, as amended.

2.18

“Exercise Price” means, in the case of an Option, the amount for which a Share may be purchased upon exercise of such Option, as specified in the applicable Stock Option Agreement. “Exercise Price,” in the case of a SAR, means an amount, as specified in the applicable SAR Agreement, which is subtracted from the Fair Market Value in determining the amount payable upon exercise of such SAR.

2.19	“Existing Equity Plan” means the Company’s 2009 Stock Incentive Plan.

2.20

“Fair Market Value” means the market price of a Share as determined in good faith by the Committee. Such determination shall be conclusive and binding on all persons. The Fair Market Value shall be determined by the following: (i) if the Shares are admitted to trading on any established national stock exchange or market system, including without limitation the NASDAQ Global Market System, on the date in question, then the Fair Market Value shall be equal to the closing sales price for such Shares as quoted on such national exchange or system on such date; or (ii) if the Shares are admitted to quotation on NASDAQ or are regularly quoted by a recognized securities dealer but selling prices are not reported on the date in question, then the Fair Market Value shall be equal to the mean between the bid and asked prices of the Shares reported for such date.

In each case, the applicable price shall be the price reported in The Wall Street Journal or such other source as the Committee deems reliable; provided, however, that if there is no such reported price for the Shares for the date in question, then the Fair Market Value shall be equal to the price reported on the last preceding date for which such price exists. If neither (i) or (ii) are applicable, then the Fair Market Value shall be determined by the Committee in good faith on such basis as it deems appropriate, consistent with the requirements of Section 409A or Section 422 of the Code, to the extent applicable.

2.21	“Fiscal Year” means the Company’s fiscal year.

2.22	“Grant” means any grant of an Award under the Plan.

2.23	“Incentive Stock Option” or “ISO” means a stock option intended to be an “incentive stock option” within the meaning of Section 422 of the Code.

2.24	“Key Service Provider” means an Employee, Director, Non-Employee Director or Consultant who has been selected by the Committee to receive an Award under the Plan.

2.25	“Non-Employee Director” means a member of the Board who is not an Employee.

2.26	“Nonstatutory Stock Option” or “NSO” means a stock option that is not an ISO.

2.27	“Option” means an ISO or NSO granted under the Plan entitling the Optionee to purchase Shares.

2.28	“Optionee” means an individual, estate that holds an Option.

2.29

“Parent” means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company, if each of the corporations other than the Company owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Parent on a date after the adoption of the Plan shall be considered a Parent commencing as of such date.

2.30	“Participant” means an individual or estate that holds an Award under the Plan.

2.31

“Performance Goals” means one or more objective measurable performance factors as determined by the Committee with respect to each Performance Period based upon one or more factors (measured either absolutely or by reference to an index or indices and determined either on a consolidated basis or, as the context permits, on a Parent, Company, Affiliate, Subsidiary, divisional, line of business, unit, project or geographical basis or in combinations thereof), including, but not limited to: (i) operating income; (ii) earnings before interest, taxes, depreciation and amortization (“EBITDA”); (iii) earnings; (iv) cash flow; (v) market share; (vi) sales or revenue; (vii) expenses; (viii) cost of goods sold; (ix) profit/loss or profit margin; (x) working capital; (xi) return on equity or assets; (xii) earnings per share; (xiii) economic value added (“EVA”); (xiv) price/earnings ratio; (xv) debt or debt-to-equity; (xvi) accounts receivable; (xvii) writeoffs; (xviii) cash; (xix) assets; (xx) liquidity; (xxi) operations; (xxii) intellectual property (e.g., patents); (xxiii) product development; (xxiv) regulatory activity; (xxv) manufacturing, production or inventory; (xxvi) mergers and acquisitions or divestitures; and/or (xxvii) financings or refinancings. Awards issued to persons who are not Covered Employees may take into account other factors. To the extent consistent with the requirements for satisfying the performance-based compensation exception under Section 162(m) of the Code, the Committee may provide in the case of any Award intended to qualify for such exception that one or more of the Performance Goals applicable to such Award will be adjusted in an objectively determinable manner to reflect events (for example, but without limitation, acquisitions or dispositions) occurring during the Performance Period that affect the applicable Performance Goals.

2.32

“Performance Period” means any period not exceeding 36 months as determined by the Committee, in its sole discretion. The Committee may establish different Performance Periods for different Participants, and the Committee may establish concurrent or overlapping Performance Periods.

2.33	“Plan” means this Landec Corporation 2013 Stock Incentive Plan, as it may be amended from time to time.

2.34

“Re-Price” means that the Company has lowered or reduced the Exercise Price of outstanding Options and/or outstanding SARs for any Participant(s) in a manner described by Item 402(i)(1) of SEC Regulation S-K (or its successor provision).

2.35	“SAR Agreement” means the agreement described in Section 7 evidencing each Award of a Stock Appreciation Right.

2.36	“SEC” means the Securities and Exchange Commission.

2.37	“Section 16 Persons” means those officers, directors or other persons who are subject to Section 16 of the Exchange Act.

2.38	“Securities Act” means the Securities Act of 1933, as amended.

2.39

“Service” means service as an Employee, Director, Non-Employee Director or Consultant. A Participant’s Service does not terminate if he or she is an Employee and goes on a bona fide leave of absence that was approved by the Company in writing and the terms of the leave provide for continued service crediting, or when continued service crediting is required by applicable law. However, for purposes of determining whether an Option is entitled to continuing ISO status, an Employee’s Service will be treated as terminating 90 days after such Employee went on leave, unless such Employee’s right to return to active work is guaranteed by law or by a contract. Service terminates in any event when the approved leave ends, unless such Employee immediately returns to active work. The Committee determines which leaves count toward Service, and when Service terminates for all purposes under the Plan. Further, unless otherwise determined by the Committee, a Participant’s Service shall not be deemed to have terminated merely because of a change in the capacity in which the Participant provides service to the Company, a Parent, Subsidiary or Affiliate, or a transfer between entities (the Company or any Parent, Subsidiary, or Affiliate); except that, for purposes of Section 4(g)(i) only, a Participant’s Service shall be deemed to terminate if he or she is an Employee and thereafter becomes a Consultant but, for the avoidance of doubt, a Participant’s Service shall not be deemed to terminate if he or she is an Employee and thereafter remains or becomes a Non-Employee Director (even if the Participant is also a Consultant) (it being understood that any post-termination exercise period set forth in Section 4(g)(iii) or (iv) shall commence when the Participant ceases to provide Service in any capacity listed herein); provided, however, in all cases that there is no interruption or other termination of Service.

2.40	“Share” means one share of Common Stock.

2.41	“Stock Appreciation Right” or “SAR” means a stock appreciation right awarded under the Plan.

2.42	“Stock Grant” means Shares awarded under the Plan.

2.43	“Stock Grant Agreement” means the agreement described in Section 8 evidencing each Award of a Stock Grant.

2.44	“Stock Option Agreement” means the agreement described in Section 6 evidencing each Award of an Option.

2.45	“Stock Unit” means a bookkeeping entry representing the equivalent of one Share, as awarded under the Plan.

2.46	“Stock Unit Agreement” means the agreement described in Section 9 evidencing each Award of a Stock Unit.

2.47

“Subsidiary” means any corporation (other than the Company) or other entity in a chain of corporations or other entities in which each corporation or other entity has a controlling interest in another corporation or other entity in the chain, beginning with the Company and ending with such corporation or other entity. For purposes of the preceding sentence, except as the Committee may otherwise determine subject to the requirements of Treas. Reg. §1.409A-1(b)(5)(iii)(E)(1), the term “controlling interest” has the same meaning as provided in Treas. Reg. §1.414(c)-2(b)(2)(i), provided that the words “at least 50 percent” are used instead of the words “at least 80 percent” each place such words appear in Treas. Reg. §1.414(c)-2(b)(2)(i). The Company may at any time by amendment provide that different ownership thresholds (consistent with Section 409A of the Code) apply but any such change shall not be effective for twelve (12) months. A corporation or other entity that attains the status of a Subsidiary on a date after the adoption of the Plan shall be considered a Subsidiary commencing as of such date.

2.48

“10-Percent Stockholder” means an individual who owns more than 10% of the total combined voting power of all classes of outstanding stock of the Company, its Parent or any of its Subsidiaries. In determining stock ownership, the attribution rules of Section 424(d) of the Code shall be applied.

SECTION 3.	ADMINISTRATION.

3.1

Committee Composition. A Committee appointed by the Board shall administer the Plan. Unless the Board provides otherwise, the Company’s Compensation Committee shall be the Committee. If no Committee has been appointed, the entire Board shall constitute the Committee. Members of the Committee shall serve for such period of time as the Board may determine and shall be subject to removal by the Board at any time. The Board may also at any time terminate the functions of the Committee and reassume all powers and authority previously delegated to the Committee.

(1)

The Committee shall have membership composition which enables it to make (i) awards to Section 16 Persons to qualify as exempt from liability under Section 16(b) of the Exchange Act and (ii) awards to Covered Employees to qualify as performance-based compensation as provided under Section 162(m) of the Code.

(2)

The Board may also appoint one or more separate committees of the Board, each composed of two or more directors of the Company who need not qualify under Rule 16b-3 or Section 162(m) of the Code, that may administer the Plan with respect to Key Service Providers who are not Section 16 Persons or Covered Employees, respectively, may grant Awards under the Plan to such Key Service Providers and may determine all terms of such Awards.

(3)	Notwithstanding the foregoing, the Board shall constitute the Committee and shall administer the Plan with respect to all Awards granted to Non-Employee Directors.

3.2

Authority of the Committee. Subject to the provisions of the Plan, the Committee shall have full authority and sole discretion to take any actions it deems necessary or advisable for the administration of the Plan. Such actions shall include, without limitation: (i) selecting Key Service Providers who are to receive Awards under the Plan; (ii) determining the type, number, vesting requirements and other features and conditions of such Awards and amending such Awards; (iii) correcting any defect, supplying any omission, or reconciling any inconsistency in the Plan or any Award agreement; (iv) accelerating the vesting, or extending the post-termination exercise term, of Awards at any time and under such terms and conditions as it deems appropriate; (v) interpreting the Plan; (vi) making all other decisions relating to the operation of the Plan; and (vii) adopting such plans or subplans as may be deemed necessary or appropriate to provide for the participation by employees of the Company and its Subsidiaries and Affiliates who reside outside the U.S., which plans and/or subplans shall be attached hereto as Appendices.

The Committee may adopt such rules or guidelines as it deems appropriate to implement the Plan. In the case of any Award intended to be eligible for the performance-based compensation exception under Section 162(m) of the Code, the Committee will exercise its discretion consistent with qualifying the Award from that exception. The Committee’s determinations under the Plan shall be final and binding on all persons.

The Committee may delegate (i) to one or more officers of the Company the power to grant Awards to the extent permitted by Section 157(c) of the Delaware General Corporation Law; and (ii) to such Employees or other persons as it determines such ministerial tasks as it deems appropriate. In the event of any delegation described in the preceding sentence, the term “Committee” will include the person or persons so delegated to the extent of such delegation.

3.3

Indemnification. To the maximum extent permitted by applicable law, each member of the Committee, or of the Board, shall be indemnified and held harmless by the Company against and from (i) any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan or any Award agreement, and (ii) from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such claim, action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Certificate of Incorporation or Bylaws, by contract, as a matter of law, or otherwise, or under any power that the Company may have to indemnify them or hold them harmless.

SECTION 4.	GENERAL.

4.1

General Eligibility. Only Employees, Directors, Non-Employee Directors and Consultants shall be eligible to participate in the Plan. Eligibility shall be further limited, subject to such express exceptions, if any, as the Committee may establish, to those persons as to whom the use of a Form S-8 registration statement is permissible.

4.2

Incentive Stock Options. Only Key Service Providers who are Employees of the Company, a Parent or a Subsidiary shall be eligible for the grant of ISOs. In addition, a Key Service Provider who is a 10-Percent Stockholder shall not be eligible for the grant of an ISO unless the requirements set forth in Section 422(c)(5) of the Code are satisfied.

4.3

Restrictions on Shares. Any Shares issued pursuant to an Award shall be subject to such rights of repurchase, rights of first refusal and other transfer restrictions as the Committee may determine, in its sole discretion. Such restrictions shall apply in addition to any restrictions that may apply to holders of Shares generally and shall also comply to the extent necessary with applicable law. In no event shall the Company be required to issue fractional Shares under this Plan.

4.4

Beneficiaries. Unless stated otherwise in an Award agreement, a Participant may designate one or more beneficiaries with respect to an Award by timely filing the prescribed form with the Company. A beneficiary designation may be changed by filing the prescribed form with the Company at any time before the Participant’s death. If no beneficiary was designated or if no designated beneficiary survives the Participant, then after a Participant’s death any vested Award(s) shall be transferred or distributed to the Participant’s estate.

4.5

Performance Conditions. The Committee may, in its discretion, include performance conditions in an Award. If performance conditions are included in Awards to Covered Employees, then such Awards will be subject to the achievement of Performance Goals established by the Committee. Such Performance Goals shall be established and administered pursuant to the requirements of Section 162(m) of the Code. Before any Shares underlying an Award or any Award payments are released to a Covered Employee with respect to a Performance Period, the Committee shall certify in writing that the Performance Goals for such Performance Period have been satisfied. Awards with performance conditions that are granted to Key Service Providers who are not Covered Employees need not comply with the requirements of Section 162(m) of the Code.

4.6

No Rights as a Stockholder. A Participant, or a transferee of a Participant, shall have no rights as a Stockholder with respect to any Common Stock covered by an Award until such person has satisfied all of the terms and conditions to receive such Common Stock, has satisfied any applicable withholding or tax obligations relating to the Award and the Shares have been issued to such person (as evidenced by an appropriate entry on the books of the Company or a duly authorized transfer agent of the Company).

4.7

Termination of Service. Unless the applicable Award agreement or, with respect to Participants who reside in the U.S., the applicable employment agreement provides otherwise, the following rules shall govern the vesting, exercisability and term of outstanding Awards held by a Participant in the event of termination of such Participant’s Service (in all cases subject to the term of the Option and/or SAR as applicable): (i) upon termination of Service for any reason, all unvested portions of any outstanding Awards shall be immediately forfeited without consideration and the vested portions of any outstanding Stock Units shall be settled upon termination; (ii) if the Service of a Participant is terminated for Cause, then all unexercised Options and/or SARs, unvested portions of Stock Units and unvested portions of Stock Grants shall terminate and be forfeited immediately without consideration; (iii) if the Service of Participant is terminated for any reason other than for Cause, death, or Disability, then the vested portion of his or her then-outstanding Options and/or SARs may be exercised by such Participant or his or her personal representative within six months after the date of such termination; or (iv) if the Service of a Participant is terminated due to death or Disability, the vested portion of his or her then-outstanding Options and/or SARs may be exercised within six months after the date of termination of Service. In no event shall an Option or SAR be exercisable following the end of the term of such Option or SAR, as applicable.

4.8

Coordination with Other Plans. Awards under the Plan may be granted in tandem with, or in satisfaction of or substitution for, other Awards under the Plan or awards made under other compensatory plans or programs of the Company or its Subsidiaries or Affiliates. For example, but without limiting the generality of the foregoing, awards under other compensatory plans or programs of the Company or its Subsidiaries or Affiliates may be settled in Shares if the Committee so determines, in which case the shares delivered will be treated as awarded under the Plan (and will reduce the number of shares thereafter available under the Plan in accordance with the rules set forth in Section 5). In any case where an award is made under another plan or program of the Company or its Subsidiaries or Affiliates and such award is intended to qualify for the performance-based compensation exception under Section 162(m), and such award is settled by the delivery of Shares or another Award under the Plan, the applicable Section 162(m) limitations under both the other plan or program and under the Plan will be applied to the Plan as necessary (as determined by the Committee) to preserve the availability of the Section 162(m) performance-based compensation exception with respect thereto.

SECTION 5.	SHARES SUBJECT TO PLAN AND SHARE LIMITS.

5.1

Basic Limitation. The stock issuable under the Plan shall be authorized but unissued Shares. The aggregate number of Shares reserved for Awards under the Plan shall not exceed 2,000,000 Shares, subject to adjustment pursuant to Section 10. The aggregate maximum number of Shares that may be issued in connection with ISOs shall be 2,000,000 Shares.

5.2

Additional Shares. If Awards are forfeited or are terminated for any reason before being exercised or becoming vested or if the Awards are settled in cash, then the Shares underlying such Awards shall again become available for Awards under the Plan. SARs to be settled in Shares shall be counted in full against the number of Shares available for issuance under the Plan, regardless of the number of Shares issued upon settlement of the SARs. Any shares withheld from an Award to satisfy the tax withholding obligations with respect to such Award or in payment of the Exercise Price of an Award requiring exercise shall not again be available for issuance under the Plan.

5.3

Dividend Equivalents. Any dividend equivalents distributed as Shares under the Plan shall be applied against the number of Shares available for Awards. Dividend equivalents distributed as cash shall have no impact on the number of Shares available for Awards.

5.4	Share Limits.

(a)	Limits on Options. No Key Service Provider shall receive Options to purchase Shares during any Fiscal Year covering in excess of 500,000 Shares.

(b)	Limits on SARs. No Key Service Provider shall receive Awards of SARs during any Fiscal Year covering in excess of 500,000 Shares.

(c)	Limits on Stock Grants and Stock Units. No Key Service Provider shall receive Stock Grants or Stock Units during any Fiscal Year covering, in the aggregate, in excess of 250,000 Shares.

(d)

Limits on Awards to Non-Employee Directors. Notwithstanding subsections (i), (ii) or (iii) above, no Non-Employee Directors shall receive Awards during any Fiscal Year covering, in the aggregate, in excess of 30,000 Shares.

(e)

The foregoing share limits will be construed in a manner consistent with Section 162(m) of the Code, including, without limitation, where applicable, the rules under Section 162(m) pertaining to permissible deferrals of exempt awards.

SECTION 6.	TERMS AND CONDITIONS OF OPTIONS.

6.1

Stock Option Agreement. Each Grant of an Option under the Plan shall be evidenced and governed exclusively by a Stock Option Agreement between the Optionee and the Company. Such Option shall be subject to all applicable terms and conditions of the Plan and may be subject to any other terms and conditions that are not inconsistent with the Plan and that the Committee deems appropriate for inclusion in a Stock Option Agreement (including without limitation any performance conditions). The provisions of the various Stock Option Agreements entered into under the Plan need not be identical. The Stock Option Agreement shall also specify whether the Option is an ISO or an NSO.

6.2	Number of Shares. Each Stock Option Agreement shall specify the number of Shares that are subject to the Option and shall be subject to adjustment of such number in accordance with Section 10.

6.3

Exercise Price. An Option’s Exercise Price shall be established by the Committee and set forth in a Stock Option Agreement. The Exercise Price of an Option shall not be less than 100% of the Fair Market Value (110% for ISO grants to 10-Percent Stockholders) on the date of Grant.

6.4

Exercisability and Term. Each Stock Option Agreement shall specify the date when all or any installment of the Option is to become exercisable. The Stock Option Agreement shall also specify the term of the Option; provided that the term of an Option shall in no event exceed seven years from the date of Grant (five years from the date of Grant for ISO grants to 10-Percent Stockholders). A Stock Option Agreement may provide for accelerated vesting in the event of the Participant’s death, Disability, or other events. Notwithstanding any other provision of the Plan, no Option can be exercised after the expiration date provided in the applicable Stock Option Agreement. Unless the Committee expressly provides otherwise, no Stock Option will be deemed to have been exercised until the Committee receives a notice of exercise (in form acceptable to the Committee) which may be an electronic notice, signed (including electronic signature in form acceptable to the Committee) by the appropriate person and accompanied by any payment required under the Award. A Stock Option exercised by any person other than the Participant will not be deemed to have been exercised until the Committee has received such evidence as it may require that the person exercising the Award has the right to do so.

6.5

Payment for Option Shares. The Exercise Price of Shares issued upon exercise of Options shall be payable in cash at the time when such Shares are purchased, except as follows and if so provided for in an applicable Stock Option Agreement:

(a)

Surrender of Stock. Payment for all or any part of the Exercise Price may be made with Shares which have already been owned by the Optionee; provided that the Committee may, in its sole discretion, require that Shares tendered for payment be previously held by the Optionee for a minimum duration (e.g., to avoid financial accounting charges to the Company’s earnings). Such Shares shall be valued at their Fair Market Value.

(b)	Cashless Exercise. Payment for all or a part of the Exercise Price may be made through Cashless Exercise.

(c)	Other Forms of Payment. Payment may be made in any other form that is consistent with applicable laws, regulations and rules and approved by the Committee.

In the case of an ISO granted under the Plan, payment shall be made only pursuant to the express provisions of the applicable Stock Option Agreement. The Stock Option Agreement may specify that payment may be made in any form(s) described in this Section 6(e). In the case of an NSO granted under the Plan, the Committee may, in its discretion at any time, accept payment in any form(s) described in this Section 6(e).

6.6

Modifications or Assumption of Options. Within the limitations of the Plan, the Committee may modify, extend or assume outstanding options or may accept the cancellation of outstanding options (whether granted by the Company or by another issuer) in return for the grant of new Options for the same or a different number of Shares and at the same or a different Exercise Price. Notwithstanding the preceding sentence or anything to the contrary, no modification of an Option shall, without the consent of the Optionee, impair his or her rights or obligations under such Option and, unless there is approval by the Company stockholders, the Committee may not Re-Price outstanding Options.

6.7

Assignment or Transfer of Options. Except as otherwise provided in the applicable Stock Option Agreement and then only to the extent permitted by applicable law, no Option shall be transferable by the Optionee other than by will or by the laws of descent and distribution. Except as otherwise provided in the applicable Stock Option Agreement, an Option may be exercised during the lifetime of the Optionee only or by the guardian or legal representative of the Optionee. No Option or interest therein may be assigned, pledged or hypothecated by the Optionee during his or her lifetime, whether by operation of law or otherwise, or be made subject to execution, attachment or similar process.

SECTION 7.	TERMS AND CONDITIONS OF STOCK APPRECIATION RIGHTS.

7.1

SAR Agreement. Each Award of a SAR under the Plan shall be evidenced by a SAR Agreement between the Participant and the Company. Such SAR shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan (including without limitation any performance conditions). A SAR Agreement may provide for a maximum limit on the amount of any payout notwithstanding the Fair Market Value on the date of exercise of the SAR. The provisions of the various SAR Agreements entered into under the Plan need not be identical. SARs may be granted in consideration of a reduction in the Participant’s compensation.

7.2	Number of Shares. Each SAR Agreement shall specify the number of Shares to which the SAR pertains and is subject to adjustment of such number in accordance with Section 10.

7.3	Exercise Price. Each SAR Agreement shall specify the Exercise Price. The Exercise Price of a SAR shall not be less than 100% of the Fair Market Value on the date of Grant.

7.4

Exercisability and Term. Each SAR Agreement shall specify the date when all or any installment of the SAR is to become exercisable. The SAR Agreement shall also specify the term of the SAR which shall not exceed seven years from the date of Grant. A SAR Agreement may provide for accelerated exercisability in the event of the Participant’s death, Disability, or other events and may provide for expiration prior to the end of its term in the event of the termination of the Participant’s Service.

7.5

Exercise of SARs. If, on the date when a SAR expires, the Exercise Price under such SAR is less than the Fair Market Value on such date but any portion of such SAR has not been exercised or surrendered, then such SAR shall automatically be deemed to be exercised as of such date with respect to such portion. Upon exercise of a SAR, the Participant (or any person having the right to exercise the SAR after Participant’s death) shall receive from the Company (i) Shares, (ii) cash or (iii) any combination of Shares and cash, as the Committee shall determine at the time of grant of the SAR, in its sole discretion. The amount of cash and/or the Fair Market Value of Shares received upon exercise of SARs shall, in the aggregate, be equal to the amount by which the Fair Market Value (on the date of surrender) of the Shares subject to the SARs exceeds the Exercise Price of the Shares.

7.6

Modification or Assumption of SARs. Within the limitations of the Plan, the Committee may modify, extend or assume outstanding SARs or may accept the cancellation of outstanding SARs (including stock appreciation rights granted by another issuer) in return for the grant of new SARs for the same or a different number of Shares and at the same or a different Exercise Price. Notwithstanding the preceding sentence or anything to the contrary, no modification of a SAR shall, without the consent of the Participant, impair his or her rights or obligations under such SAR and, unless there is approval by the Company stockholders, the Committee may not Re-Price outstanding SARs.

7.7

Assignment or Transfer of SARs. Except as otherwise provided in the applicable SAR Agreement and then only to the extent permitted by applicable law, no SAR shall be transferable by the Participant other than by will or by the laws of descent and distribution. Except as otherwise provided in the applicable SAR Agreement, a SAR may be exercised during the lifetime of the Participant only or by the guardian or legal representative of the Participant. No SAR or interest therein may be assigned, pledged or hypothecated by the Participant during his or her lifetime, whether by operation of law or otherwise, or be made subject to execution, attachment or similar process.

SECTION 8.	TERMS AND CONDITIONS FOR STOCK GRANTS.

8.1	Time, Amount and Form of Awards. Awards under this Section 8 may be granted in the form of a Stock Grant.

8.2

Stock Grant Agreement. Each Stock Grant awarded under the Plan shall be evidenced and governed exclusively by a Stock Grant Agreement between the Participant and the Company. Each Stock Grant shall be subject to all applicable terms and conditions of the Plan and may be subject to any other terms and conditions that are not inconsistent with the Plan that the Committee deems appropriate for inclusion in the applicable Stock Grant Agreement (including without limitation any performance conditions). The provisions of the Stock Grant Agreements entered into under the Plan need not be identical.

8.3	Payment for Stock Grants. Stock Grants may be issued with or without cash consideration under the Plan.

8.4

Vesting Conditions. Each Stock Grant may or may not be subject to vesting. Vesting shall occur, in full or in installments, upon satisfaction of the conditions specified in the Stock Grant Agreement which may include Performance Goals pursuant to Section 4(e). A Stock Grant Agreement may provide for accelerated vesting in the event of the Participant’s death, Disability, or other events.

8.5

Assignment or Transfer of Stock Grants. Except as provided in the applicable Stock Grant Agreement and then only to the extent permitted by applicable law, a Stock Grant awarded under the Plan shall not be anticipated, assigned, attached, garnished, optioned, transferred or made subject to any creditor’s process, whether voluntarily, involuntarily or by operation of law. Any act in violation of this Section 8(e) shall be void. However, this Section 8(e) shall not preclude a Participant from designating a beneficiary who will receive any vested outstanding Stock Grant Awards in the event of the Participant’s death, nor shall it preclude a transfer of vested Stock Grant Awards by will or by the laws of descent and distribution.

8.6

Voting and Dividend Rights. The holder of a Stock Grant awarded under the Plan shall have the same voting, dividend and other rights as the Company’s other stockholders. A Stock Grant Agreement, however, may require that the holder of such Stock Grant invest any cash dividends received in additional Shares subject to the Stock Grant. Such additional Shares subject to the Stock Grant shall be subject to the same conditions and restrictions as the Stock Grant with respect to which the dividends were paid. Such additional Shares subject to the Stock Grant shall not reduce the number of Shares available for issuance under Section 5.

8.7

Modification or Assumption of Stock Grants. Within the limitations of the Plan, the Committee may modify or assume outstanding Stock Grants or may accept the cancellation of outstanding Stock Grants (including stock granted by another issuer) in return for the grant of new Stock Grants for the same or a different number of Shares. Notwithstanding the preceding sentence or anything to the contrary, no modification of a Stock Grant shall, without the consent of the Participant, impair his or her rights or obligations under such Stock Grant.

SECTION 9.	TERMS AND CONDITIONS OF STOCK UNITS.

9.1

Stock Unit Agreement. Each grant of Stock Units under the Plan shall be evidenced by a Stock Unit Agreement between the Participant and the Company. Such Stock Units shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan (including without limitation any performance conditions). The provisions of the various Stock Unit Agreements entered into under the Plan need not be identical. Stock Units may be granted in consideration of a reduction in the Participant’s other compensation.

9.2	Number of Shares. Each Stock Unit Agreement shall specify the number of Shares to which the Stock Unit Grant pertains and is subject to adjustment of such number in accordance with Section 10.

9.3	Payment for Awards. To the extent that an Award is granted in the form of Stock Units, no cash consideration shall be required of the Award recipients.

9.4

Vesting Conditions. Each Award of Stock Units may or may not be subject to vesting. Vesting shall occur, in full or in installments, upon satisfaction of the conditions specified in the Stock Unit Agreement which may include Performance Goals pursuant to Section 4(e). A Stock Unit Agreement may provide for accelerated vesting in the event of the Participant’s death, Disability, or other events.

9.5

Voting and Dividend Rights. The holders of Stock Units shall have no voting rights. Prior to settlement or forfeiture, any Stock Unit awarded under the Plan may, at the Committee’s discretion, carry with it a right to dividend equivalents. Such right entitles the holder to be credited with an amount equal to all cash dividends paid on one Share while the Stock Unit is outstanding. Dividend equivalents may be converted into additional Stock Units. Settlement of dividend equivalents may be made in the form of cash, in the form of Shares, or in a combination of both. Prior to distribution, any dividend equivalents which are not paid shall be subject to the same conditions and restrictions as the Stock Units to which they attach. Any entitlement to dividend equivalents or similar entitlements shall be established and administered consistent either with exemption from, or compliance with, the requirements of Section 409A of the Code.

9.6

Form and Time of Settlement of Stock Units. Settlement of vested Stock Units may be made in the form of (a) cash, (b) Shares or (c) any combination of both, as determined by the Committee at the time of the grant of the Stock Units, in its sole discretion. Methods of converting Stock Units into cash may include (without limitation) a method based on the average Fair Market Value of Shares over a series of trading days. Vested Stock Units may be settled in a lump sum or in installments. The distribution may occur or commence when the vesting conditions applicable to the Stock Units have been satisfied or have lapsed, or it may be deferred, in accordance with applicable law, to any later date. The amount of a deferred distribution may be increased by an interest factor or by dividend equivalents. Until an Award of Stock Units is settled, the number of such Stock Units shall be subject to adjustment pursuant to Section 10.

9.7

Creditors’ Rights. A holder of Stock Units shall have no rights other than those of a general creditor of the Company. Stock Units represent an unfunded and unsecured obligation of the Company, subject to the terms and conditions of the applicable Stock Unit Agreement.

9.8

Modification or Assumption of Stock Units. Within the limitations of the Plan, the Committee may modify or assume outstanding Stock Units or may accept the cancellation of outstanding Stock Units (including stock units granted by another issuer) in return for the grant of new Stock Units for the same or a different number of Shares. Notwithstanding the preceding sentence or anything to the contrary, no modification of a Stock Unit shall, without the consent of the Participant, impair his or her rights or obligations under such Stock Unit.

9.9

Assignment or Transfer of Stock Units. Except as provided in the applicable Stock Unit Agreement and then only to the extent permitted by applicable law, Stock Units shall not be anticipated, assigned, attached, garnished, optioned, transferred or made subject to any creditor’s process, whether voluntarily, involuntarily or by operation of law. Any act in violation of this Section 9(i) shall be void. However, this Section 9(i) shall not preclude a Participant from designating a beneficiary who will receive any outstanding vested Stock Units in the event of the Participant’s death, nor shall it preclude a transfer of vested Stock Units by will or by the laws of descent and distribution.

SECTION 10.	PROTECTION AGAINST DILUTION.

10.1

Basic Adjustments. In the event of a subdivision of the outstanding Shares, a declaration of a dividend payable in Shares, a combination or consolidation of the outstanding Shares (by reclassification or otherwise) into a lesser number of Shares, a recapitalization, a spin-off or a similar occurrence that constitutes an equity restructuring within the meaning of FASB ASC 718, the Committee shall make such adjustments as it, in its sole discretion, deems appropriate in one or more of: (i) the number of Shares and the kind of shares or securities available for future Awards under Section 5; (ii) the limits on Awards specified in Section 5; (iii) the number of Shares and the kind of shares or securities covered by each outstanding Award; or (iv) the Exercise Price under each outstanding SAR or Option.

References in the Plan to Shares will be construed to include any stock or securities resulting from an adjustment pursuant to this Section 10. Unless the Committee determines otherwise, any adjustments hereunder shall be done on terms and conditions consistent with Section 409A of the Code.

10.2

Certain Other Adjustments. The Committee may also make adjustments of the type described in Section 10(a) above to take into account distributions to stockholders other than those provided for in Section 10(a), including, without limitation, a declaration of a dividend payable in a form other than Shares in an amount that has a material effect on the price of Shares or any other event, if the Committee determines that adjustments are appropriate to avoid distortion in the operation of the Plan and to preserve the value of Awards made hereunder, having due regard for the qualification of ISOs under Section 422 of the Code, the requirements of Section 409A of the Code, and for the performance-based compensation rules of Section 162(m) of the Code, where applicable.

10.3

Participant Rights. Except as provided in this Section 10, a Participant shall have no rights by reason of any issue by the Company of stock of any class or securities convertible into stock of any class, any subdivision or consolidation of shares of stock of any class, the payment of any stock dividend or any other increase or decrease in the number of shares of stock of any class. If by reason of an adjustment pursuant to this Section 10 a Participant’s Award covers additional or different shares of stock or securities, then such additional or different shares and the Award in respect thereof shall be subject to all of the terms, conditions and restrictions which were applicable to the Award and the Shares subject to the Award prior to such adjustment.

10.4

Fractional Shares. Any adjustment of Shares pursuant to this Section 10 shall be rounded down to the nearest whole number of Shares. Under no circumstances shall the Company be required to authorize or issue fractional shares and no consideration shall be provided as a result of any fractional shares not being issued or authorized.

SECTION 11.	EFFECT OF A CHANGE IN CONTROL.

11.1

Change in Control. In the event of a Change in Control, the Committee may provide for the assumption or substitution of some or all outstanding Awards or any portion thereof by the surviving corporation or its parent, for the continuation of some or all outstanding Awards or any portion thereof by the Company (if the Company is a surviving corporation), for accelerated vesting of some or all outstanding Awards or any portion thereof or for a payment (a “cash-out”) with respect to some or all Awards or any portion thereof, equal in the case of each affected Award or portion thereof to the excess, if any, of (i) the fair market value of one Share, as determined by the Committee, times the number of Shares subject to the Award or such portion, over (ii) the aggregate Exercise Price or purchase price, if any, under the Award or such portion, in all cases without the consent of the Participant. Except as the Committee may otherwise determine in any case, each Award will automatically terminate (and in the case of Stock Grants, will be automatically forfeited) upon consummation of a Change in Control, other than Awards assumed or substituted for as provided for herein.

11.2

Acceleration. In the event that a Change in Control occurs with respect to the Company and there is no assumption, substitution or continuation of outstanding Options, SARs or Stock Units pursuant to Section 11(a), the Committee may determine, in its sole discretion, that all such outstanding Options, SARs and Stock Units shall fully vest and be fully exercisable immediately prior to such Change in Control. The Committee may determine, at the time of granting an Award or thereafter, that such Award shall become fully vested as to all Shares subject to such Award in the event that a Change in Control occurs with respect to the Company. To the extent acceleration pursuant to this Section 10(b) of an Award subject to Section 409A of the Code would cause the Award to fail to satisfy the requirements of Section 409A of the Code, the Award shall not be accelerated and the Committee in lieu thereof shall take such steps as are necessary to ensure that payment of the Award is made in a medium other than Shares and on terms that as nearly as possible, but taking into account adjustments required or permitted by this Section 10, replicate the prior terms of the Award.

11.3

Additional Limitations: Any Shares and any cash or other property delivered pursuant to Section 10(b) above with respect to an Award may, in the discretion of the Committee, contain such restrictions, if any, as the Committee deems appropriate to reflect any performance or other vesting conditions to which the Award was subject and that did not lapse (and were not satisfied) in connection with the Change in Control. In the case of Stock Grants that do not vest in connection with the Change in Control, the Committee may require that any amounts delivered, exchanged or otherwise paid in respect of such Stock Grants in connection with the Change in Control be placed in escrow or otherwise made subject to such restrictions as the Committee deems appropriate to carry out the intent of the Plan.

11.4	Dissolution. To the extent not previously exercised or settled, Options, SARs and Stock Units shall terminate immediately prior to the dissolution or liquidation of the Company.

11.5

Covered Transactions. In the event of a Covered Transaction that does not constitute a Change in Control, the Committee may take any of the actions contemplated by subsection (a) or (b) above and the provisions of subsection (c) shall also apply. Except as the Committee may otherwise determine in any case, each Award will automatically terminate (and in the case of Stock Grants, will be automatically forfeited) upon consummation of a Covered Transaction that does not constitute a Change in Control, other than Awards assumed as provided for herein.

SECTION 12.	LIMITATIONS ON RIGHTS.

12.1

Participant Rights. A Participant’s rights, if any, in respect of or in connection with any Award is derived solely from the discretionary decision of the Company to permit the individual to participate in the Plan and to benefit from a discretionary Award. By accepting an Award under the Plan, a Participant will be deemed to have agreed to the terms of the Award and the Plan, and expressly acknowledges that there is no obligation on the part of the Company to continue the Plan and/or grant any additional Awards. Any Award granted hereunder is not intended to be compensation of a continuing or recurring nature, or part of a Participant’s normal or expected compensation, and in no way represents any portion of a Participant’s salary, compensation, or other remuneration for purposes of pension benefits, severance, redundancy, resignation or any other purpose. The existence of the Plan or the grant of any Award will not in any way affect the Company’s right to Award a person bonuses or other compensation in addition to Awards under the Plan.

Neither the Plan nor any Award granted under the Plan shall be deemed to give any individual a right to remain an employee, consultant or director of the Company, a Parent, a Subsidiary or an Affiliate. The Company and its Parents and Subsidiaries and Affiliates reserve the right to terminate the Service of any person at any time, and for any reason, subject to applicable laws, the Company’s Articles of Incorporation and Bylaws and a written employment agreement (if any), and such terminated person shall be deemed irrevocably to have waived any claim to damages or specific performance for breach of contract or dismissal, compensation for loss of office, tort or otherwise with respect to the Plan or any outstanding Award that is forfeited and/or is terminated by its terms or to any future Award. The loss of existing or potential profit in Awards will not constitute an element of damages in the event of termination of Service for any reason, even if the termination is in violation of an obligation of the Company or any Affiliate to the Participant.

12.2

Stockholders’ Rights. A Participant shall have no dividend rights, voting rights or other rights as a Stockholder with respect to any Shares covered by his or her Award prior to the issuance of such Shares (as evidenced by an appropriate entry on the books of the Company or a duly authorized transfer agent of the Company). No adjustment shall be made for cash dividends or other rights for which the record date is prior to the date when such Shares are issued, except as expressly provided in Section 10.

12.3

Regulatory Requirements. Any other provision of the Plan notwithstanding, the obligation of the Company to issue Shares or other securities under the Plan shall be subject to all applicable laws, rules and regulations and such approval by any regulatory body as may be required. The Company reserves the right to restrict, in whole or in part, the delivery of Shares or other securities pursuant to any Award prior to the satisfaction of all legal requirements relating to the issuance of such Shares or other securities, to their registration, qualification or listing or to an exemption from registration, qualification or listing.

12.4

Section 409A. Awards under the Plan are intended either to be exempt from the rules of Section 409A of the Code or to satisfy those rules, and the Plan and such Awards shall be construed accordingly. Granted Awards may be modified at any time, in the Committee’s discretion, so as to increase the likelihood of exemption from or compliance with the rules of Section 409A of the Code, so long as such modification does not result in a reduction in value to the applicable Participant (unless the Participant consents in writing to such modification). Notwithstanding anything to the contrary in the Plan, neither the Company, any Subsidiary, nor the Board, nor any person acting on behalf of the Company, any Subsidiary, or the Board, shall be liable to any participant or to the estate or beneficiary of any participant or to any other holder of an option by reason of any acceleration of income, or any additional tax, asserted by reason of the failure of an option to satisfy the requirements of Section 409A of the Code.

12.5

Additional Restrictions. The Committee may cancel, rescind, withhold or otherwise limit or restrict any Award at any time if the Participant is not in compliance with all applicable provisions of the Award agreement and the Plan, or if the Participant breaches any agreement with the Company or its Subsidiaries or Affiliates with respect to non-competition, nonsolicitation or confidentiality. Without limiting the generality of the foregoing, the Committee may recover Awards made under the Plan and payments under or gain in respect of any Award to the extent required to comply with any Company policy or Section 10D of the Securities Exchange Act of 1934, as amended, or any stock exchange or similar rule adopted under said Section or any other applicable law or regulation.

SECTION 13.	WITHHOLDING TAXES.

13.1

General. A Participant shall make arrangements satisfactory to the Company for the satisfaction of any withholding tax obligations that arise in connection with his or her Award. The Company shall not be required to issue any Shares or make any cash payment under the Plan until such obligations are satisfied.

13.2

Share Withholding. If a public market for the Company’s Shares exists, the Committee may permit a Participant to have the Company withhold all or a portion of any Shares that otherwise would be issued to him or her or by surrendering all or a portion of any Shares that he or she previously acquired in satisfaction of all or a part of his or her withholding or income tax obligations (but not in excess of the minimum withholding required by law). Such Shares shall be valued based on the value of the actual trade or, if there is none, the Fair Market Value as of the previous day. Any payment of taxes by assigning Shares to the Company may be subject to restrictions, including, but not limited to, any restrictions required by rules of the SEC. The Committee may, in its discretion, also permit a Participant to satisfy withholding or income tax obligations related to an Award through Cashless Exercise or through a sale of Shares underlying the Award.

SECTION 14.	DURATION AND AMENDMENTS.

14.1

Term of the Plan. The Plan shall become effective upon its approval by Company stockholders. The Plan shall terminate on the seventh anniversary of the Effective Date and may be terminated on any earlier date pursuant to this Section 14, but previously granted Awards may continue beyond that date in accordance with their terms.

14.2

Right to Amend or Terminate the Plan. The Board may amend or terminate the Plan at any time and for any reason. Any such termination of the Plan, or any amendment thereof, shall not impair in any material respect any Award previously granted under the Plan. No Awards shall be granted under the Plan after the Plan’s termination. An amendment of the Plan shall be subject to the approval of the Company’s stockholders only to the extent such approval is required by applicable laws, regulations or rules (including the Code and applicable stock exchange requirements).

14.3

Except as contemplated by Section 10 or 11 of the Plan, the Company may not, without obtaining stockholder approval, (a) amend the terms of outstanding Options or SARs to reduce the Exercise Price of such Options or SARs, (b) cancel outstanding Options or SARs in exchange for Options or SARs with an Exercise Price that is less than the Exercise Price of the original Options or SARs, or (c) cancel outstanding Options or SARs that have an Exercise Price greater than the Fair Market Value of a share on the date of such cancellation in exchange for cash or other consideration.

SECTION 15.	WAIVER of jury trial

By accepting an Award under the Plan, each Participant waives any right to a trial by jury in any action, proceeding or counterclaim concerning any rights under the Plan and any Award, or under any amendment, waiver, consent, instrument, document or other agreement delivered or which in the future may be delivered in connection therewith, and agrees that any such action, proceedings or counterclaim will be tried before a court and not before a jury. By accepting an Award under the Plan, each Participant certifies that no officer, representative, or attorney of the Company has represented, expressly or otherwise, that the Company would not, in the event of any action, proceeding or counterclaim, seek to enforce the foregoing waivers. Notwithstanding anything to the contrary in the Plan, nothing herein is to be construed as limiting the ability of the Company and a Participant to agree to submit disputes arising under the terms of the Plan or any Award made hereunder to binding arbitration or as limiting the ability of the Company to require any eligible individual to agree to submit such disputes to binding arbitration as a condition of receiving an Award hereunder.

LANDEC

C/O BROADRIDGE CORPORATE ISSUER SOLUTIONS
P.O. BOX 1342
BRENTWOOD, NY 11717

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Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

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VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Landec Corporation, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E32440-P97267 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

LANDEC CORPORATION

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s). The Board of Directors recommends a vote FOR all nominees for directors, FOR Proposals 2 through 4 and 1 YEAR on Proposal 5.

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Albert D. Bolles
02) Deborah Carosella
03) Tonia Pankopf
04) Robert Tobin
05) Molly A. Hemmeter

	For	Against	Abstain
2. Ratification of the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for the fiscal year ending May 27, 2018.	☐	☐	☐
3. Approval of the Amendment to the 2013 Stock Incentive Plan.	☐	☐	☐
4. Advisory to approve named executive officer compensation.	☐	☐	☐

	1 Year	2 Years	3 Years	Abstain
5. Advisory vote on frequency of votes on executive compensation.	☐	☐	☐	☐

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD USING THE ENCLOSED ENVELOPE. Please sign exactly as name appears hereon. Where shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

	Yes	No
Please indicate if you plan to attend this meeting.	☐	☐

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

CONSOLIDATED ID TEMPLATE V1

Important Notice Regarding the Availability of Proxy Materials for the Annual Stockholders' Meeting to be held on October 19, 2017:
The Notice and Proxy Statement, Annual Report and Form 10-K are available at www.proxyvote.com.

E32441-P97267

2017 ANNUAL MEETING OF STOCKHOLDERS

The undersigned stockholder of Landec Corporation, a Delaware corporation, hereby acknowledges receipt of the Proxy Statement and Notice of Annual Meeting of Stockholders to be held on October 19, 2017, and hereby appoints Molly A. Hemmeter and Gregory S. Skinner, and each of them, with full power of substitution, as proxies and attorneys-in-fact, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders of Landec Corporation to be held on October 19, 2017, at 12:00 p.m. local time, at Lifecore Biomedical, 3515 Lyman Blvd., Chaska, MN 55318, and at any adjournment or postponement thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side.

THIS PROXY, WHEN PROPERLY EXECUTED AND RETURNED, WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED "FOR" THE ELECTION OF ALL THE NOMINEES FOR DIRECTOR IN PROPOSAL 1, "FOR" PROPOSALS 2 THROUGH 4 AND "1 YEAR" ON PROPOSAL 5 AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

SEE REVERSE SIDE